Exhibit 1.6

Execution copy

COMBINATION AGREEMENT

among

SAVARY GOLD CORP.

and

SEMAFO INC.

Dated March 11, 2019

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS, INTERPRETATION AND SCHEDULES		2

1.01	Definitions	2
1.02	Interpretation Not Affected by Headings	10
1.03	Number, Gender and Persons	10
1.04	Date for any Action	10
1.05	Statutory References	10
1.06	Currency	10
1.07	Invalidity of Provisions	10
1.08	Accounting Matters	10
1.09	Knowledge	10
1.10	Meaning of Certain Phrase	11
1.11	Schedules	11

ARTICLE 2 THE AMALGAMATION		11

2.01	Amalgamation	11
2.02	Savary Approval of the Amalgamation	12
2.03	Effecting the Amalgamation	13
2.04	U.S. Securities Law Considerations	13
2.05	Payment and Adjustment of Savary Amalgamation Consideration	13
2.06	Announcements and Shareholder Communications	13
2.07	Closing	14
2.08	Withholding	14

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SAVARY		14

3.01	Representations and Warranties of Savary	14
3.02	Survival of Representations and Warranties	29

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SEMAFO		29

4.01	Representations and Warranties of SEMAFO	29
4.02	Survival of Representations and Warranties	39

ARTICLE 5 COVENANTS		40

5.01	Covenants of Savary	40
5.02	Covenants of SEMAFO	47

ARTICLE 6 CONDITIONS		49

6.01	Mutual Conditions	49
6.02	Savary Conditions	49
6.03	SEMAFO Conditions	50
6.04	Notice and Cure Provisions	51

ARTICLE 7 NON-SOLICITATION, RIGHT TO MATCH, TERMINATION FEES AND EXPENSES		52

7.01	Non-Solicitation	52
7.02	Right to Match	55
7.03	Termination Fee	56
7.04	Confidentiality	57
7.05	Insurance and Indemnification	57

ARTICLE 8 TERM, TERMINATION, AMENDMENT AND WAIVER		57

8.01	Term	57
8.02	Termination	57
8.03	Mutual Understanding Regarding Amendments	59
8.04	Amendment	60

ARTICLE 9 GENERAL		60

9.01	Notices	60
9.02	Remedies	61
9.03	Expenses	62
9.04	Time of the Essence	62
9.05	Entire Agreement	62
9.06	Further Assurances	62
9.07	Governing Law; Waiver of Jury Trial	62
9.08	Execution in Counterparts	62
9.09	Waiver	62
9.10	No Personal Liability	63
9.11	Enurement and Assignment	63
9.12	Language	63

Schedule A FORM OF AMALGAMATION AGREEMENT

Schedule B LIST OF SAVARY PROPERTIES

Schedule C SAVARY AMALGAMATION RESOLUTION

2

COMBINATION AGREEMENT

THIS COMBINATION AGREEMENT dated the 11th day of March, 2019

AMONG:

SAVARY GOLD CORP.,

a corporation existing under the Business Corporations Act (Ontario)

(hereinafter referred to as Savary)

– and –

SEMAFO INC.,

a corporation existing under the Business Corporations Act (Quebec)

(hereinafter referred to as SEMAFO)

RECITALS:

WHEREAS on February 8, 2019, SEMAFO and Savary entered into a non-binding letter of intent contemplating the acquisition by SEMAFO of 100% of the outstanding common shares of Savary (the Savary Shares) not already owned by SEMAFO in a business combination.

WHEREAS SEMAFO and Savary wish to enter into an agreement providing for the amalgamation of Savary and a newly incorporated wholly-owned subsidiary of SEMAFO (Subco), subject to the terms and conditions of this Combination Agreement, as a result of which Amalco (as hereinafter defined) will become a wholly-owned subsidiary of SEMAFO;

WHEREAS the board of directors of Savary (the Savary Board) has unanimously determined that the business combination to be effected by way of the Amalgamation (as hereinafter defined) is advisable and in the best interests of Savary and that, on the basis of all of the facts and circumstances considered by the Savary Board, including the receipt of the Fairness Opinion (as hereinafter defined), the Savary Amalgamation Consideration is fair, from a financial point of view, to the Savary Shareholders (other than SEMAFO and its affiliates);

WHEREAS the Savary Board has approved the transactions contemplated by this Combination Agreement and unanimously determined to recommend approval of the Savary Amalgamation Resolution to the Savary Shareholders (as each such term is hereinafter defined);

WHEREAS the board of directors of SEMAFO (the SEMAFO Board) has unanimously determined that the business combination to be effected by way of the Amalgamation is advisable and in the best interests of SEMAFO;

WHEREAS the SEMAFO Board has approved the transactions contemplated by this Combination Agreement;

WHEREAS Savary and SEMAFO intend that the proposed business combination contemplated herein be effected by way of an amalgamation under the provisions of the Business Corporations Act (Ontario), and in furtherance of such business combination, the Savary Board has agreed to submit the Savary Amalgamation Resolution to the Savary Shareholders;

WHEREAS immediately prior to the Effective Time (as hereinafter defined), SEMAFO intends to transfer all of the Savary Shares (as hereinafter defined) then held by it to Subco, in consideration for the issuance by Subco of one (1) fully-paid and non-assessable common share of Subco for each Savary Share so transferred;

NOW THEREFORE THIS COMBINATION AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS, INTERPRETATION AND SCHEDULES

1.01	Definitions

In this Combination Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)

Acquisition Proposal means, other than the transactions contemplated by this Combination Agreement, any proposal, offer, inquiry, expression or indication of interest, whether or not in writing and whether or not delivered to the shareholders of Savary, from any person or group of persons other than SEMAFO (or any affiliate of SEMAFO), at any time after the entering into of this Combination Agreement relating to:

i.

any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance of any securities or other transaction that, if consummated, would result in any person or group of persons acquiring beneficial ownership of 20% or more of any class of voting or equity securities of Savary or of any one or more of the Savary Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Savary and the Savary Subsidiaries, taken as a whole (or securities convertible into or exchangeable or exercisable for such voting or equity securities) (or rights or interests therein or thereto) then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting or equity securities);

ii.

any plan of arrangement, amalgamation, merger, share exchange, consolidation, reorganization, recapitalization, liquidation, dissolution, winding up, exclusive license, business combination or other similar transaction or series of transactions involving Savary or any of the Savary Material Subsidiaries;

iii.

any direct or indirect sale, disposition, alliance, joint venture or earn-in right (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect as a sale) relating to assets of Savary or the Savary Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Savary and the Savary Subsidiaries, taken as a whole, whether in a single transaction or a series of related transactions; or

iv.	any other similar transaction or series of transactions involving Savary or any of the Savary Material Subsidiaries;

(b)	affiliate has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions in effect on the date of this Combination Agreement;

(c)	Amalco means the company resulting from the Amalgamation;

(d)

Amalco Shares means common shares in the share capital of Amalco, having the rights, privileges, conditions and restrictions described in the Articles of Amalgamation appended to the Amalgamation Agreement;

(e)

Amalgamation means the amalgamation of Subco with Savary under section 174 of the OBCA on the terms and conditions set forth in the Amalgamation Agreement, as contemplated by this Combination Agreement;

(f)

Amalgamation Agreement means the agreement between SEMAFO, Subco and Savary in relation to the Amalgamation, dated the Effective Date, substantially in the form attached hereto as Schedule A, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms hereof;

(g)	Anti-Bribery Laws shall have the meaning ascribed thereto in Subsection 3.01(r);

(h)

Applicable Securities Laws means, with respect to any Person, any and all applicable securities Laws of the provinces and territories of Canada and the respective rules and regulations under such Laws together with applicable published instruments, notices and orders of the Securities Authorities, and the applicable rules and policies of the TSX, the TSXV and any other market or marketplace on which securities of Savary or SEMAFO, as applicable, are traded, listed or quoted;

(i)	Articles of Amalgamation means the articles of amalgamation required under the OBCA to be filed with the Director in connection with the Amalgamation;

(j)

Authorization means any authorization, order, permit, approval (including any environmental approval), grant, licence, registration, consent, right (including water rights), notification, condition, franchise, privilege, certificate, waiver, exemption, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, whether or not having the force of Law;

(k)	Business Day means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario and Montreal, Québec;

(l)	Certificate of Amalgamation means the certificate of amalgamation issued by the Director in connection with the Amalgamation pursuant to subsection 178(4) of the OBCA;

(m)	Change in Savary Recommendation shall have the meaning ascribed thereto in Subsection 8.02(a)iii(A);

(n)

Circular means the disclosure document appended to and included as part of the notice of the Savary Meeting and accompanying management information circular, including all schedules thereto and documents incorporated by reference therein, to be sent to Savary Shareholders in connection with the Savary Meeting, and includes any amendments thereto;

(o)

Combination Agreement means this combination agreement, together with the Savary Disclosure Letter and the schedules attached hereto, as amended, amended and restated or supplemented from time to time;

(p)

Completion Deadline means the date by which the transactions contemplated by this Combination Agreement are to be completed, which date shall be on or prior to July 31, 2019, or such later date as may be agreed to by the Parties;

(q)	Confidentiality Agreement means the confidentiality agreement between Savary and SEMAFO dated as of January 24, 2019, as amended;

(r)

Contract means any legally binding agreement, arrangement, commitment, engagement, contract, deed, instrument, franchise, licence, partnership, joint venture, indenture, obligation or undertaking to which a person or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

(s)	Director means the Director appointed pursuant to Section 278 of the OBCA;

(t)	Effective Date means the date shown on the Certificate of Amalgamation;

(u)	Effective Time means the Effective Time as defined in the Amalgamation Agreement;

(v)

Encumbrance includes any hypothec, mortgage, pledge, assignment, charge, lien, claim, security interest, right to possession, occupancy right, easement, servitude, encroachment, license, right of first refusal, covenant, voting trust or agreement, restriction, royalty, levy, adverse interest, adverse claim, other third person interest or encumbrance of any kind, whether contingent or absolute, direct or indirect, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing;

(w)	ESTMA means the Extractive Sector Transparency Measures Act, SC 2014, c. 39, s 376, and the regulations made thereunder, as the same may be amended, replaced or restated from time to time;

(x)	Financial Advisor means Red Cloud Klondike Strike Inc.;

(y)	Governmental Entity means:

i.

any international, multinational, supranational, national, federal, provincial, state, regional, municipal, local or other government, governmental, quasi-governmental, administrative body, authority or public department with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to international, multinational, supranational, national, federal, provincial, state, regional, municipal, local or other government, including any central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, minister, cabinet, governor-in council, ministry, agency or instrumentality, domestic or foreign;

ii.	any subdivision or authority of any of the above;

iii.	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or

iv.	any securities exchange.

(z)	IFRS means International Financial Reporting Standards formulated by the International Accounting Standards Board, as updated and amended from time to time;

(aa)

Karankasso Project means the Karankasso project in Burkina Faso, in the administrative provinces of Houet and Comoe, as defined by the current concession areas for Serakoro 1 West, Bio, Niawe, Fakoto and Kelesso and as more particularly described in Schedule B hereto;

(bb)

Laws means any laws, including, without limitation, supranational, national, provincial, state, municipal and local civil, commercial, banking, tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, codes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, bylaws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other legal requirements of any Governmental Entity or arising under the common law or principles of law or equity, and the term “applicable” with respect to such Laws in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such person or its business, undertaking, property or securities;

(cc)

Material Adverse Change means, in respect of any Person, any one or more changes, events or occurrences, and Material Adverse Effect means, in respect of any Person, an effect which, in either case, either individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (whether absolute, accrued, conditional, contingent or otherwise), capitalization, financial condition or results of operations of that person and its subsidiaries taken as a whole, other than any effect:

i.

relating to the global economy or securities or commodities markets in general, or national or regional political conditions in Burkina Faso (including any acts of terrorism or the outbreak of war or escalation or worsening thereof);

ii.	affecting the global mining industry in general;

iii.	relating to the market price of gold or relating to changes in currency exchange rates, interest rates, credit rates, monetary policy or inflation;

iv.	relating to any action or inaction taken by any person to which such action or inaction has been expressly consented to in writing or as expressly permitted by this Combination Agreement;

v.

relating to any generally applicable change in applicable Laws or regulations (other than orders, judgments or decrees against that person or any of its subsidiaries) or generally applicable change in IFRS, or the interpretation thereof;

vi.	relating to any natural disaster;

vii.	relating to the announcement of this Combination Agreement or the pendency of the Amalgamation;

viii.

relating to a change in the market trading price of shares or trading volume of that person, it being understood that the causes underlying such change in the market price or trading volume may be taken into account in determining whether a Material Adverse Change occurred to the extent not excluded from this definition of Material Adverse Effect under clause i, ii, iii, iv, v, vi or vii hereof;

provided, however, that such effect referred to in clause i, ii, iii, iv, v or vi above does not primarily relate only to (or have the effect of primarily relating only to) that person and its subsidiaries, taken as a whole, or disproportionately adversely affect that person and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which that person and its subsidiaries operate;

(dd)	material fact and material change have the meanings ascribed thereto for the purposes of Applicable Securities Laws or any of them;

(ee)	misrepresentation means a misrepresentation for the purposes of Applicable Securities Laws or any of them;

(ff)	MI 61-101 means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

(gg)	NI 43-101 means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

(hh)	OBCA means the Business Corporations Act (Ontario) and the regulations made thereunder;

(ii)	Parties means Savary and SEMAFO, and Party means either of them;

(jj)

Person or person means an individual, partnership, association, body corporate, joint venture, business organization, trustee, trust, executor, administrative legal representative, Governmental Entity or any other entity, whether or not having legal status;

(kk)	QBCA means the Business Corporations Act (Québec) and the regulations made thereunder;

(ll)

Regulatory Approval means any consent, waiver, permit, exemption, consent, review, ruling, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by applicable Law or a Governmental Entity, in each case required or otherwise advisable under applicable Law in connection with the transactions contemplated by this Combination Agreement and the Amalgamation Agreement;

(mm)	Relevant CSR Considerations shall have the meaning ascribed thereto in Section 3.01(t);

(nn)	Representatives shall have the meaning ascribed thereto in Section 7.01(a);

(oo)	Restricted Information shall have the meaning ascribed thereto in Section 7.01(f);

(pp)	Restricted Information Recipient shall have the meaning ascribed thereto in Section 7.01(f);

(qq)	Right to Match Period shall have the meaning ascribed thereto in Section 7.01(h)v;

(rr)	Rule 802 shall have the meaning ascribed thereto in Section 2.04 hereof;

(ss)	Savary means Savary Gold Corp., a corporation existing under the OBCA;

(tt)	Savary Amalgamation Consideration means 0.0336 of a fully-paid and non-assessable SEMAFO Share for each Savary Share;

(uu)	Savary Amalgamation Resolution means the special resolution of the Savary Shareholders approving the Amalgamation and other related matters, substantially in the form set out in Schedule B;

(vv)	Savary Board means the board of directors of Savary;

(ww)	Savary Board Recommendation shall have the meaning ascribed thereto in Section 5.01(a)iii(A);

(xx)

Savary Depositary means any trust company, bank or other financial institution agreed to in writing by the Parties, acting reasonably, for the purposes of, among other things, exchanging certificates representing Savary Shares for certificates representing SEMAFO Shares in connection with the Amalgamation;

(yy)

Savary Disclosure Letter means the letter dated of even date herewith and delivered by Savary to SEMAFO in the form accepted by and initialed on behalf of SEMAFO with respect to certain matters in this Combination Agreement;

(zz)	Savary Dissent Procedures means the procedures to be taken by a Savary Shareholder in exercising Savary Dissent Rights;

(aaa)	Savary Dissent Rights means the rights of dissent in respect of the Amalgamation in accordance with section 185 of the OBCA;

(bbb)

Savary Dissenting Shareholder means a registered Savary Shareholder who, in connection with the Savary Amalgamation Resolution, has validly exercised Savary Dissent Rights in strict compliance with the applicable provisions of the OBCA and has not withdrawn or been deemed to have withdrawn such exercise of Savary Dissent Rights, but only in respect of Savary Shares in respect of which Savary Dissent Rights are validly exercised by such holder;

(ccc)

Savary Fairness Opinion means the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Savary Amalgamation Consideration is fair, from a financial point of view, to the Savary Shareholders, other than SEMAFO and its affiliates;

(ddd)	Savary Financial Statements shall have the meaning ascribed thereto in Section 3.01(g);

(eee)	Savary Lock-Up Agreements means the voting and support agreements dated the date hereof and made between SEMAFO and the Savary Locked-Up Shareholders;

(fff)	Savary Locked-Up Shareholders means the Persons who are party to the Savary Lock-Up Agreements, as specified in the Savary Disclosure Letter;

(ggg)	Savary Material Contracts shall have the meaning ascribed thereto in Section 3.01(x)i;

(hhh)

Savary Meeting means the special meeting, including any adjournments or postponements thereof, of the Savary Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Savary Amalgamation Resolution;

(iii)	Savary Mineral Rights shall have the meaning ascribed thereto in Section 3.01(aa)i;

(jjj)	Savary Options means all options to purchase Savary Shares outstanding immediately prior to the Effective Time and issued pursuant to the Savary Stock Option Plan;

(kkk)	Savary Properties means the Karankasso Project and all of Savary’s and the Savary Subsidiaries’ material real properties;

(lll)	Savary Public Documents shall have the meaning ascribed thereto in Section 3.01(d);

(mmm)

Savary Shareholder Approval means, collectively, the approval by: (I) at least 66 2⁄3% of the votes cast on the Savary Amalgamation Resolution by the Savary Shareholders, voting as a single class, present in person or by proxy at the Savary Meeting; and (II) a simple majority of the votes cast on the Savary Amalgamation Resolution by Savary Shareholders, voting as a single class, present in person or by proxy at the Savary Meeting (excluding Savary Shares held by certain “interested parties” and “related parties” of any interested parties (as such terms are defined in MI 61-101) in accordance with the requirements of MI 61-101);

(nnn)	Savary Shareholders means, at any time, the holders of Savary Shares;

(ooo)	Savary Shares means common shares in the capital of Savary;

(ppp)

Savary Stock Option Plan means the stock option plan of Savary, as amended, restated or supplemented from time to time, and as approved by the Savary Shareholders and described in the most recent Management Information Circular of Savary filed on SEDAR;

(qqq)	Savary Material Subsidiaries means Savary A1 Inc., Joint Venture BF1 Inc., Hounde Exploration BF1 Inc., Hounde Exploration BF SARL, Sarama JV Holdings Limited and Sarama JV Mining SARL;

(rrr)	Savary Non-Material Subsidiaries means Burkina Gold Corporation, Savary Gold Burkina SARL;

(sss)	Savary Subsidiaries means, collectively, the Savary Material Subsidiaries and the Savary Non-Material Subsidiaries;

(ttt)	Savary Termination Fee means a cash termination payment in an amount equal to $750,000 payable by Savary to SEMAFO upon the occurrence of a Savary Termination Fee Event;

(uuu)	Savary Termination Fee Event shall have the meaning ascribed thereto in Section 7.03(c);

(vvv)

Savary Warrants means an aggregate number of 16,900,000 warrants to purchase Savary Shares, which are currently outstanding (excluding those held by SEMAFO), with an exercise price of $0.05 per share and expiring on December 31, 2021, as further described in the Savary Disclosure Letter;

(www)	SEC means the U.S. Securities and Exchange Commission;

(xxx)

Securities Authorities means, collectively, the British Columbia Securities Commission, the Alberta Securities Commission, the Ontario Securities Commission, the Autorité des marchés financiers, and the applicable securities regulatory authorities in the provinces and territories of Canada, as the context requires;

(yyy)	Securities Act means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

(zzz)	SEDAR means the System for Electronic Analysis and Retrieval;

(aaaa)	SEMAFO means SEMAFO Inc., a corporation existing under the QBCA;

(bbbb)	SEMAFO Board means the board of directors of SEMAFO;

(cccc)	SEMAFO Financial Statements shall have the meaning ascribed thereto in Section 4.01(f);

(dddd)	SEMAFO Mineral Rights shall have the meaning ascribed thereto in Section 4.01(p);

(eeee)	SEMAFO Options means all options to purchase SEMAFO Shares outstanding immediately prior to the Effective Time and issued pursuant to the SEMAFO Stock Option Plan;

(ffff)	SEMAFO Properties means those properties described in the technical reports filed by SEMAFO on SEDAR;

(gggg)	SEMAFO Public Documents shall have the meaning ascribed thereto in Section 4.01(d);

(hhhh)	SEMAFO Shareholders means, at any time, the holders of SEMAFO Shares;

(iiii)	SEMAFO Shares means common shares in the capital of SEMAFO;

(jjjj)	SEMAFO Stock Option Plan means the stock option plan of SEMAFO, as approved by the SEMAFO Shareholders;

(kkkk)	SEMAFO Subsidiaries means, collectively, Semafo (Barbados) Limited, Semafo Burkina Faso S.A., Mana Mineral SARL, Birimian Resources SARL and Semafo Boungou S.A.;

(llll)	Subco has the meaning ascribed thereto in the recitals to this Combination Agreement;

(mmmm)	subsidiary has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions in effect on the date of this Combination Agreement;

(nnnn)

Superior Proposal means any unsolicited bona fide written Acquisition Proposal made by an arm’s length third party subsequent to the date hereof (other than SEMAFO) to purchase or otherwise acquire, directly or indirectly, whether by way of a single or multistep transaction or a series of related transactions, (a) not less than all of the outstanding Savary Shares not beneficially owned by the party making such Acquisition Proposal, made available to all Savary Shareholders (other than the party making such proposal) on the same terms and conditions (including as to the form and amount of consideration), or (b) all or substantially all of the consolidated assets of Savary and the Savary Subsidiaries, taken as a whole, and that (i) did not result from or involve a breach of the provisions of Article 7 (ii) complies with all Applicable Securities Laws, (iii) is not subject to any financing contingency and in respect of which it has been demonstrated to the satisfaction of the Savary Board, acting in good faith (after receipt of advice from its financial advisors) that the funds or other consideration necessary to complete the Acquisition Proposal are available to fund completion of the Acquisition Proposal at the time and on the basis set out therein; (iv) is not subject to any due diligence and/or access to information condition, and (v) the Savary Board has determined in good faith (after consultation with its financial advisors and outside legal counsel), (A) is reasonably capable of completion at the time and on the basis set out therein, taking into account all legal, financial, regulatory, timing and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal, and (B) would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable from a financial point of view to the Savary Shareholders (other than SEMAFO) than the transactions contemplated in this Combination Agreement (including, without limitation, any adjustment to the terms and conditions of the Amalgamation proposed by SEMAFO pursuant to Section 7.02);

(oooo)

Tax and Taxes includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, windfall profits, branch, value added, ad valorem, property, capital, net worth, production, sales, use, licence, excise, franchise, employment, sales taxes, use taxes, value added taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, pension plan premiums, social security premiums, worker’ compensation premiums, employment insurance or compensation premiums or contributions, health insurance, health taxes, stamp taxes, occupation taxes, premium taxes, mining taxes, alternative or add-on minimum taxes, goods and services tax or customs duties;

(pppp)	Tax Act means the Income Tax Act (Canada), and the regulations thereunder as may be amended from time to time;

(qqqq)

Tax Returns means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes;

(rrrr)	Third Party Confidentiality Agreement shall have the meaning ascribed to such term in Subsection 7.01(f);

(ssss)	Third Party Restricted Information NDA shall have the meaning ascribed thereto in Section 7.01(f);

(tttt)	TSX means the Toronto Stock Exchange;

(uuuu)	TSXV means the TSX Venture Exchange;

(vvvv)	1933 Act means the Securities Act of 1933, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder; and

(wwww)	1934 Act means the Securities Exchange Act of 1934, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder.

1.02	Interpretation Not Affected by Headings

The division of this Combination Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Combination Agreement. The terms “this Combination Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Combination Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

1.03	Number, Gender and Persons

In this Combination Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter, and the word Person and all words importing Persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Entity, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

1.04	Date for any Action

If the date on which any action is required to be taken hereunder by any Party is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.05	Statutory References

Any reference in this Combination Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.06	Currency

Unless otherwise stated, all references in this Combination Agreement to amounts of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars.

1.07	Invalidity of Provisions

Each of the provisions contained in this Combination Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the Parties waive any provision of Law that renders any provision of this Combination Agreement or any part thereof invalid or unenforceable in any respect. The Parties will engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

1.08	Accounting Matters

Unless otherwise stated, all accounting terms used in this Combination Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with IFRS.

1.09	Knowledge

Where the phrases “to the knowledge of Savary” or “to Savary’s knowledge” or “to the knowledge of SEMAFO” or “to SEMAFO’s knowledge” are used in respect of Savary or SEMAFO, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon: (a) in the case of Savary, the collective actual knowledge, after making reasonable inquiries regarding the relevant matter, of Don Dudek and Greg Duras; and (b) in the case of SEMAFO, the collective actual knowledge, after making reasonable inquiries regarding the relevant matter, of Martin Milette and Eric Paul-Hus.

1.10	Meaning of Certain Phrase

In this Combination Agreement the phrase “in the ordinary course of business” shall mean and refer to the normal day-to-day operations of the business with respect to the particular Party, consistent with past practice of such party, provided in any event such action is not unreasonable.

1.11	Schedules

The following schedules are attached to, and are deemed to be incorporated into and form part of, this Combination Agreement:

Schedule	Matter
Schedule A	Form of Amalgamation Agreement
Schedule B	List of Savary Properties
Schedule C	Savary Amalgamation Resolution

ARTICLE 2

THE AMALGAMATION

2.01	Amalgamation

(a)

Savary and SEMAFO agree that the Amalgamation will be implemented in accordance with and subject to the terms and conditions contained in this Combination Agreement and as more fully set forth in the Amalgamation Agreement, including, without limitation, as follows:

i.	At the Effective Time, Subco and Savary shall be amalgamated and shall continue as one company, being Amalco, pursuant to the provisions of Section 174 of the OBCA.

ii.	At the Effective Time:

(A)

each of the Savary Shares outstanding immediately prior to the Effective Time (other than Savary Shares held by Savary Dissenting Shareholders, if any) shall be cancelled and the holder thereof (other than Subco) shall receive, in exchange for each Savary Share held, the Savary Amalgamation Consideration;

(B)	each Savary Share outstanding immediately prior to the Effective Time and then held by Subco shall be cancelled without any repayment of capital in respect thereof;

(C)

each of the common shares of Subco outstanding immediately prior to the Effective Time shall be converted into fully paid and non-assessable Amalco Shares, on the basis of one issued, fully paid and non-assessable Amalco Share for each issued and outstanding common share of Subco;

(D)

in consideration for SEMAFO issuing the Savary Amalgamation Consideration to effect the Amalgamation, Amalco will issue to SEMAFO one fully-paid and non-assessable Amalco Share for each SEMAFO Share so issued;

(E)

in accordance with the terms of the Savary Stock Option Plan and Savary Options, but subject to TSXV, TSX and any other required regulatory authority approval, upon the exercise of any Savary Options after the Effective Time, the holder of any such Savary Option will be entitled to receive, in lieu of the number of Savary Shares to which such holder was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, that number of SEMAFO Shares that such holder would have been entitled to receive as a result of the Amalgamation, as if such holder had been the registered holder of the number of Savary Shares to which such holder was entitled upon exercise thereof immediately prior to the Effective Time and otherwise on the same terms and conditions as the Savary Stock Option Plan and Savary Options; and

(F)

in accordance with the terms of the Savary Warrants, but subject to TSXV, TSX and any other required regulatory authority approval, upon the exercise of any Savary Warrants after the Effective Time, the holder of any such Savary Warrants will be entitled to receive, in lieu of the number of Savary Shares to which such holder was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, that number of SEMAFO Shares that such holder would have been entitled to receive as a result of the Amalgamation, as if such holder had been the registered holder of the number of Savary Shares to which such holder was entitled upon exercise thereof immediately prior to the Effective Time and otherwise on the same terms and conditions as the Savary Warrants.

iii.

Fractional SEMAFO Shares will not be issued under the Amalgamation, and no cash payment or other form of consideration will be payable in lieu thereof. Where the aggregate number of SEMAFO Shares to be issued to any Savary Shareholder under the Amalgamation would result in a fraction of a SEMAFO Share being issuable, the number of SEMAFO Shares to be issued to such Savary Shareholder will be rounded down to the next whole number.

iv.

Savary Shares which are held by a Savary Dissenting Shareholder shall not be cancelled and exchanged for the Savary Amalgamation Consideration on the Effective Date. Savary Dissenting Shareholders will be entitled to be paid the fair value for their Savary Shares as determined in accordance with the OBCA and their Savary Shares will be cancelled immediately prior to the Effective Date. For greater certainty, if a Savary Shareholder fails to properly exercise its right to make a claim under section 185 of the OBCA or waives its right to make such a claim, or if such Savary Shareholder’s rights as a Savary Shareholder are otherwise reinstated, the Savary Shares held by that Savary Shareholder shall thereupon be deemed cancelled and exchanged for the Savary Amalgamation Consideration, for each Savary Share held, on the Effective Date.

2.02	Savary Approval of the Amalgamation

Savary represents and warrants to and in favour of SEMAFO (and acknowledges that SEMAFO is relying upon such representations and warranties in connection with the matters contemplated by this Combination Agreement) that, as of the date hereof:

(a)

the Savary Board has unanimously determined that the Amalgamation is fair, from a financial point of view, to the Savary Shareholders and that the Amalgamation is in the best interests of Savary, and, accordingly, has unanimously approved the entering into of this Combination Agreement and the Amalgamation Agreement, and the making of the Savary Board Recommendation;

(b)

each member of the Savary Board and each officer has indicated his or her intention to vote all of his or her Savary Shares in favour of the Amalgamation Resolution and has agreed that the joint press release to be issued by Savary and SEMAFO announcing the Amalgamation may

reference	such statement of intention and that references to such intention may be made in the Circular; and

(c)	Savary has received the Savary Fairness Opinion.

2.03	Effecting the Amalgamation

The Parties agree to effect the Amalgamation under the OBCA pursuant to the terms and conditions set out in this Combination Agreement and the Amalgamation Agreement. Subject to the rights of termination contained in Article 8 hereof, as soon as reasonably practicable and in any event within five (5) Business Days after the Savary Shareholders providing the Savary Shareholder Approval and the other conditions contained in Article 6 hereof being complied with or waived, to the extent required under the OBCA, a director of Subco shall file with the Director the Articles of Amalgamation and such other documents as may be required under the OBCA to give effect to the Amalgamation which shall then occur and be deemed to have occurred at the Effective Time without any further act or formality.

2.04	U.S. Securities Law Considerations

The Parties agree to structure the Amalgamation in a manner such that the issuance of SEMAFO Shares pursuant to the Amalgamation: (I) will be made in compliance with Applicable Securities Laws; and (II) qualifies in the United States for the exemption from the registration requirements of the 1933 Act provided by Rule 802 thereunder (Rule 802) and similar exemptions under applicable state securities laws. SEMAFO will use commercially reasonable efforts to furnish a Form CB with the SEC no later than the next business day after the date the Circular and any other documents to be included with the Form CB are published or otherwise disseminated in Canada. In addition, at the time such Form CB is furnished to the SEC, SEMAFO shall also file with the SEC a written irrevocable consent and power of attorney on Form F-X. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Amalgamation as set forth in this Section 2.04.

In connection with making an offer of the SEMAFO Shares in the United States, SEMAFO intends to and will take such necessary action to comply with applicable state securities laws.

2.05	Payment and Adjustment of Savary Amalgamation Consideration

(a)

SEMAFO will, immediately prior to the filing by Subco of the Articles of Amalgamation with the Director, provide the Depositary with a sufficient number of SEMAFO Shares in escrow to complete all of the transactions contemplated by the Amalgamation and Savary acknowledges that such provision may be made by way of a treasury order.

(b)

Notwithstanding any restriction or any other matter in this Combination Agreement to the contrary, if, between the date of this Combination Agreement and the Effective Date, the issued and outstanding SEMAFO Shares shall have been changed into a different number of shares by reason of any split, consolidation or stock dividend of the issued and outstanding SEMAFO Shares or similar event, then the Savary Amalgamation Consideration shall be appropriately adjusted to provide the Savary Shareholders with SEMAFO Shares representing the same economic effect as contemplated by this Combination Agreement and the Amalgamation Agreement prior to such action and the Savary Amalgamation Consideration as so adjusted shall, from and after the date of such event, be the Savary Amalgamation Consideration.

2.06	Announcements and Shareholder Communications

Savary and SEMAFO shall each publicly announce the transactions contemplated hereby promptly following the execution of this Combination Agreement, the text and timing of each Party’s announcement to be approved by the other Party in advance, acting reasonably. Savary and SEMAFO agree to co-operate in the preparation of presentations, if any, to Savary Shareholders and SEMAFO Shareholders regarding the transactions contemplated by this Combination Agreement, and no Party shall issue any press release or otherwise make public announcements with respect to this Combination Agreement, the Amalgamation or the transactions contemplated hereby without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure required under applicable Law provided that the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure.

To the extent practicable, between the date of this Combination Agreement and the Effective Time, Savary shall provide prior notice to SEMAFO of any material public disclosure that it proposes to make regarding its business or operations, together with a draft copy of such disclosure. SEMAFO and its legal counsel shall be given a reasonable opportunity to review and comment on such information prior to such information being disseminated publicly, and reasonable consideration shall be given to any comments made by SEMAFO and its legal counsel.

2.07	Closing

The closing of the Amalgamation will take place at the offices of Norton Rose Fulbright Canada LLP, located at 1 Place Ville Marie, Suite 2500, Montréal, QC, H3B 1R1, Canada at 8:00 a.m. (Montreal time) on the Effective Date.

2.08	Withholding

Savary, SEMAFO and the Savary Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends or other distributions otherwise payable to any former Savary Shareholder such amounts as Savary, SEMAFO or the Savary Depositary are required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax Laws, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made, provided that such withheld amounts are remitted to the appropriate Governmental Entity.

Not later than ten (10) Business Days prior to the Effective Date, SEMAFO shall give written notice to Savary of any deduction or withholding that SEMAFO intends to make or that it anticipates the Depositary will have to make in accordance with this Section 2.08 and afford Savary a reasonable opportunity to dispute any such deduction or withholding.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SAVARY

3.01	Representations and Warranties of Savary

Savary hereby represents and warrants to SEMAFO as set forth in this Section 3.01 and hereby acknowledges that SEMAFO is relying upon such representations and warranties in connection with entering into this Combination Agreement and agreeing to complete the Amalgamation.

(a)	Organization:

i.

Each of Savary and the Savary Subsidiaries has been duly incorporated or formed under the applicable Laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power, authority, and capacity to own its property and assets and to carry on its business as currently owned and conducted.

ii.

Each of Savary and the Savary Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of Savary.

iii.

Savary does not have any subsidiary or hold any equity interest, or right to acquire an equity interest, in any Person, other than the Savary Subsidiaries. Savary’s percentage of ownership of each of the Savary Subsidiaries is as set out in the Savary Disclosure Letter. Other than the Karankasso Project, neither Savary nor any Savary Subsidiary has any associates or affiliates and is not a partner, co-tenant, joint venture or otherwise a participant in any partnership, joint venture, co-tenancy, or other similar joint-owned business. Except as disclosed in the Savary Disclosure Letter, all outstanding equity interests in each Savary Subsidiary are beneficially owned, directly or indirectly, by Savary, in each case free and clear of all Encumbrances of any nature or kind whatsoever. Savary beneficially owns, directly or indirectly, over 75% of all outstanding equity interests in Joint Venture BF1 Inc., free and clear of all Encumbrances of any nature or kind whatsoever. All outstanding equity interests of each Savary Subsidiary which are held directly or indirectly by Savary (i) have been duly authorized and are validly issued, fully paid and non-assessable (as such concepts exist in their respective jurisdiction of organization); and (ii) except as disclosed in the Savary Disclosure Letter, are free of any other material restrictions including any pre-emptive rights or restrictions on the right to vote, sell or otherwise dispose of shares.

iv.

Each of the Savary Non-Material Subsidiaries is inactive and neither such Savary Non-Material Subsidiary is party to any Contract, has any employees or independent contractors, or otherwise has any assets, indebtedness or liabilities.

(b)	Capitalization:

i.

The authorized capital of Savary consists of an unlimited number of Savary Shares and an unlimited number of preferred shares without par value. 255,627,617 Savary Shares are issued and outstanding and no preferred shares are issued and outstanding. There are outstanding (A) Savary Options to acquire an aggregate of up to 10,930,000 Savary Shares, and (B) Savary Warrants to acquire an aggregate of up to 16,900,000 Savary Shares as further described in the Savary Disclosure Letter, all of which are or will become exercisable upon the entering into of this Combination Agreement. Except for the Savary Options, Savary Warrants referred to in the preceding sentence and Savary warrants held by SEMAFO, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Savary or any Savary Subsidiary to issue or sell any shares of Savary or of a Savary Subsidiary or securities or obligations of any kind convertible into or exchangeable or exercisable for shares or other securities of, or ownership interests whatsoever in, Savary or any Savary Subsidiary.

ii.

The Savary Disclosure Letter sets forth all of the outstanding Savary Options and Savary Warrants, a true and complete list setting out the name of each holder of a Savary Option or Savary Warrant, the number of Savary Options or Savary Warrants held by such person and the exercise price, date of grant and expiry date of each such Savary Option or Savary Warrant. True and complete copies of the Savary Stock Option Plan and the form of certificate for the Savary Warrants have been made available to SEMAFO.

iii.

All outstanding Savary Shares and the Savary Shares to be issued on the exercise of Savary Options and Savary Warrants have been duly authorized. The outstanding Savary Shares are, and the Savary Shares to be issued on the exercise of Savary Options and Savary Warrants will be when issued, validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

iv.	There are no outstanding bonds, debentures or other evidences of indebtedness of Savary or any of the Savary Subsidiaries. There are no outstanding obligations of Savary or any Savary Subsidiary to repurchase, redeem or otherwise acquire any outstanding Savary Shares or any shares of any of the Savary Subsidiaries or with respect to the voting or disposition of any outstanding securities of Savary or any Savary Subsidiary. No holder of securities issued by Savary or any Savary Subsidiary has any right to compel Savary or any such Savary Subsidiary to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

v.	No Savary Subsidiary owns any Savary Shares.

(c)	Authority and No Violation:

i.

Savary has the necessary corporate power, authority and capacity to enter into this Combination Agreement and to perform its obligations hereunder. The execution and delivery of this Combination Agreement by Savary has been duly authorized by the Savary Board and no other corporate proceedings on its part are necessary to authorize this Combination Agreement. This Combination Agreement has been duly executed and delivered by Savary and constitutes a legal, valid and binding obligation of Savary, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

ii.

The authorization of this Combination Agreement, the execution and delivery by Savary of this Combination Agreement and the performance by it of its obligations under this Combination Agreement, and the consummation of the Amalgamation will not:

(A)

result (with or without notice or the passage of time) in a violation or breach of or constitute a default or event of default under, require an Authorization to be obtained under or give rise to any third party right of termination, amendment, cancellation, acceleration, penalty or payment obligation or right of purchase or sale or pre-emptive or participation right under, any provision of:

I.	the articles, by-laws or other charter documents of Savary or any Savary Subsidiary or the agreements covering any of Savary’s or a Savary Subsidiary’s material joint ventures;

II.

any note, bond, mortgage, indenture, instrument, Contract, agreement, lease, Authorization or government grant to which Savary or any Savary Material Subsidiary is a party or by which any of their respective properties or assets or material joint ventures is bound;

III.	any applicable Laws or any judgment, decree, order or award of any Governmental Entity or arbitrator, except as would not be material and adverse to Savary and the Savary Material Subsidiaries;

(B)

give rise to any right of termination, amendment, acceleration or cancellation of indebtedness of Savary or any Savary Material Subsidiary or any of their material joint ventures, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of Savary or any Savary Material Subsidiary to cease to be available, or cause any security interest in any assets of Savary or any Savary Material Subsidiary or any of their joint ventures to become enforceable or realizable;

(C)

other than as set out in the Savary Disclosure Letter, give rise to any rights of first refusal or trigger any change in control provisions or any restriction or limitation under any such note, bond, mortgage, indenture, contract, agreement, Authorization or government grant; or

(D)

result in the imposition of any Encumbrance upon, or cause or result in any loss of, any rights or assets or any interest therein held by Savary or any of the Savary Material Subsidiaries in any material properties or their material joint ventures.

iii.

No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by Savary or any of the Savary Subsidiaries in connection with this Combination Agreement and the consummation of the transactions contemplated by the Amalgamation and this Combination Agreement other than: (i) the Savary Shareholder Approval; (ii) the requirement to prepare and file this Combination Agreement on SEDAR together with related continuous disclosure filings; (iii) approval from the TSXV; and (iv) such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Combination Agreement.

(d)	Public Filings:

Savary has filed all documents or information required to be filed by it under Applicable Securities Laws since January 1, 2018 (the Savary Public Documents). None of the Savary Public Documents, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Savary Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by Securities Authorities or similar securities regulatory authorities. All of the Savary Public Documents are publicly available on SEDAR. Savary has not filed any confidential material change report with any securities regulatory authority that at the date hereof remains confidential.

(e)	Mineral Resources:

The estimated mineral resources disclosed in the documents filed by Savary under Applicable Securities Laws have been prepared and disclosed in all material respects in accordance with the requirements set forth in National Instrument 43-101 – Standards of Disclosure for Mineral Projects and all applicable Laws. There has been no material reduction in the aggregate amount of estimated mineral resources or mineralized material of Savary, the Savary Subsidiaries and their material joint ventures, taken as a whole, from the amounts disclosed in the documents filed by Savary under Applicable Securities Laws. Except as disclosed in the Savary Disclosure Letter, all material drill results have been disclosed in the documents filed by Savary (and available on SEDAR) under Applicable Securities Laws on or before the date hereof.

(f)	Technical Report:

i.

The technical report prepared for Savary entitled “Technical Report and Resource Estimate on the Karankasso Project, Burkina Faso” dated October 7, 2015 and filed on SEDAR on November 23, 2015 (the Technical Report) complied in all material respects with the requirements of NI 43-101 at the time of filing thereof and reasonably presented the quantity of mineral resources attributable to the properties evaluated therein as at the date stated therein based upon information available at the time the report was prepared. Savary made available to the authors of the Technical Report, prior to the issuance thereof, for the purpose of preparing such report, all information requested by them, and none of such information contained any misrepresentation at the time such information was so provided. To the knowledge of Savary, none of the material assumptions underlying the reserve or resource estimates, as the case may be, in the Technical Report were unreasonable or inaccurate as at the date of the Technical Report.

ii.

Savary is in compliance in all material respects with the provisions of NI 43-101, has filed all technical reports required thereby, and there has been no material change of which Savary is or should be aware that would materially disaffirm or materially change any aspect of the Technical Report or that would require the filing of a new technical report under NI 43-101.

(g)	Financial Statements:

The audited consolidated financial statements of Savary (including any related notes thereto) for the fiscal year ended December 31, 2017 and the interim consolidated financial statements of Savary (including any related notes thereto) for the period ended September 30, 2018 (collectively, the Savary Financial Statements) have been, and all financial statements of Savary which are publicly disseminated by Savary in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS and all applicable Laws and present fairly, in all material respects, the consolidated assets, liabilities (whether accrued, absolute, contingent or otherwise), financial position and results of operations of Savary and the Savary Subsidiaries as of the respective dates thereof and for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto). The Savary Financial Statements reflect appropriate and adequate reserves in accordance with IFRS in respect of contingent liabilities, if any, of Savary and the Savary Subsidiaries on a consolidated basis.

(h)	Off-Balance Sheet Transactions:

There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Savary or the Savary Subsidiaries with unconsolidated entities or other persons, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Savary.

(i)	Auditors:

The auditors of Savary are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in NI 51-102 – Continuous Disclosure Obligations) or reportable disagreement with the present or any former auditors of Savary.

(j)	Liabilities and Indebtedness:

Neither Savary nor any of the Savary Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities and obligations that are specifically disclosed in the Savary Financial Statements; or (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2018 that are not and would not, individually or in the aggregate with all other liabilities and obligations of Savary and the Savary Subsidiaries (other than those disclosed on the balance sheet of Savary at September 30, 2018), reasonably be expected to have a Material Adverse Effect in respect of Savary, or, as a consequence of the consummation of this Combination Agreement, have a Material Adverse Effect in respect of Savary. Neither Savary nor any of the Savary Subsidiaries has any material obligation to issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person.

(k)	No Brokers:

Neither Savary nor any of the Savary Subsidiaries has agreed to pay any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with the Amalgamation or any similar transaction, except for advisory fees payable to the Financial Advisor in connection with the Savary Fairness Opinion.

(l)	Books and Records:

i.	The financial books, records and accounts of Savary and the Savary Material Subsidiaries in all material respects:

(A)	have been maintained in accordance with IFRS;

(B)	are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Savary and the Savary Material Subsidiaries; and

(C)	accurately and fairly reflect the basis for the Savary Financial Statements;

ii.	The corporate minute books of Savary and the Savary Material Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held.

(m)	Non-Competition Agreements:

Neither Savary nor any of the Savary Material Subsidiaries nor any of their material joint ventures is a party to or bound by any non-competition or non-solicitation Contract or any other agreement or obligation which purports to limit the manner or localities in which all or any material portion of the business of Savary or any Savary Material Subsidiary or any of their material joint ventures is or would be conducted.

(n)	Absence of Certain Changes or Events:

Since September 30, 2018, other than for the purposes of the transactions contemplated herein:

i.	Savary and the Savary Subsidiaries have conducted their respective business only in the ordinary course of business consistent with past practice;

ii.	there has not occurred any Material Adverse Effect in respect of Savary;

iii.	there has not occurred one or more changes, events or occurrences which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect in respect of Savary;

iv.

neither Savary nor any Savary Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of Savary;

v.

there has not been any incurrence, assumption or guarantee by Savary or any Savary Subsidiary of any debt for borrowed money, any creation or assumption by Savary or any Savary Subsidiary of any Encumbrance or any making by Savary or any Savary Subsidiary of any loan, advance or capital contribution to or investment in any other person, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of Savary; and

vi.	neither Savary nor any Savary Material Subsidiary has effected any change in its accounting methods, principles or practices.

(o)	No Default:

Neither Savary nor any Savary Subsidiary nor, to the knowledge of Savary, any other party thereto, is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or event of default or would trigger a right of termination under: (i) any note, bond, hypothec, mortgage, indenture or other instrument evidencing any indebtedness to which Savary or such Savary Subsidiary is a party; or (ii) any other Contract, letter of intent, offer, Authorization or government grant, in each case which would individually or in the aggregate, be reasonably expected to have a Material Adverse Effect in respect of Savary.

(p)	Litigation:

i.

There is no claim, action, proceeding or investigation that has been commenced or is pending or, to the knowledge of Savary, threatened against Savary or any Savary Subsidiary or affecting any of their respective properties, assets or joint ventures before any Governmental Entity which, if determined adversely to Savary or any Savary Subsidiary, as the case may be, would, individually or in the aggregate:

(A)

reasonably be expected to result in liability to Savary or any Savary Subsidiary in excess of $200,000 or have a Material Adverse Effect in respect of Savary, nor is Savary aware of any existing ground on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success; or

(B)	reasonably be expected to prevent or materially delay the consummation of the Amalgamation.

ii.

Since January 1, 2015, no enquiry, communication, investigation or proceeding has been received from, or commenced or threatened by, any court, securities regulatory authority, stock exchange or by any other Governmental Entity, regarding the non-compliance or alleged non-compliance by Savary or any of the Savary Subsidiaries with any Applicable Securities Laws, including without limitation NI 43-101.

iii.

On or before the date hereof, neither Savary, any Savary Subsidiary, nor any of their respective assets, properties and joint ventures, is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect in respect of Savary or to prevent or materially delay the consummation of the Amalgamation.

(q)	Compliance with Laws:

Each of Savary and the Savary Subsidiaries have complied with and are not in violation of any applicable Laws, except where any such violation could not be reasonably expected to have a Material Adverse Effect in respect of Savary.

(r)	Corruption Legislation:

Neither Savary nor any of the Savary Subsidiaries, nor any of their respective officers, directors, employees or consultants acting on behalf of any of them, has taken, committed to take or been alleged to have taken any action which would cause Savary or any of the Savary Subsidiaries to be in violation of the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of any other jurisdiction (collectively, Anti-Bribery Laws) and, to the knowledge of Savary, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Savary or any of the Savary Subsidiaries.

Neither Savary, nor any of the Savary Subsidiaries or, to the knowledge of Savary, any director, officer, agent, employee, consultant, affiliate or associate of Savary or any Savary Subsidiary or other person acting on behalf of Savary or any of the Savary Subsidiaries, has been subject to any actions, suits, inquiries, investigations or any other proceedings relating to Anti-Bribery Laws and there are no such proceedings ongoing or, to the knowledge of Savary, pending or threatened, involving any of them.

None of Savary, any of the Savary Subsidiaries or, to the knowledge of Savary, any director, officer, agent, employee, consultant, affiliate or associate of Savary or any Savary Subsidiary or other person acting on behalf of Savary or any of the Savary Subsidiaries, has received any written inquiry from any Governmental Entity involving any alleged or potential violation of Anti-Bribery Laws.

The Savary Disclosure Letter contains a true, correct and complete list of all payments that Savary or any of the Savary Subsidiaries would be required to disclose pursuant to ESTMA made, directly or indirectly, by Savary or any of the Savary Subsidiaries, their respective employees, consultants, agents and mandataries to a “payee” (as defined in ESTMA) since December 31, 2017. Savary, the Savary Subsidiaries and their respective employees, consultants, agents and mandataries have not, directly or indirectly, structured any such payment with the intention of avoiding the requirement to report such payment pursuant to ESTMA. Savary and each of the Savary Subsidiaries are conducting and have conducted their respective businesses at all times in compliance in all material respects with ESTMA.

(s)	Employment Matters:

i.

Except as disclosed in the Savary Public Documents, no Person is a party to or a participant in any agreement, arrangement, plan, obligation or understanding providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any director, officer, employee or consultant of, or independent contractor to, Savary or any Savary Subsidiary following a change of control of Savary (other than statutory severance obligations) and there are no written or oral agreements, arrangements, plans, obligations or understandings providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any director, officer, employee or consultant of, or independent contractor to, Savary or any Savary Subsidiary following a change of control of Savary.

ii.

Except as disclosed in the Savary Disclosure Letter, neither Savary nor any of the Savary Subsidiaries is a party to any employment, engagement or similar agreement with any director, officer, employee or consultant of, or independent contractor to, Savary or any Savary Subsidiary.

iii.

Except as disclosed in the Savary Disclosure Letter, neither Savary nor any Savary Subsidiary has declared or paid, or committed to declare or pay, any amount to any person in respect of a performance or incentive or other bonus in respect of all or any part of its fiscal year ended on December 31, 2018 or in connection with the completion of the transactions contemplated by the Amalgamation and this Combination Agreement.

iv.

All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days with pay and benefits under any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit or similar plan, agreement, trust fund, award or arrangement in respect of which Savary or any of the Savary Subsidiaries may have any liability (contingent or otherwise), and other similar accruals have been paid.

v.	There are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety, workers compensation or insurance legislation and none of Savary nor any Savary Subsidiary has been reassessed in any material respect under such legislation during the past three years and, to the knowledge of Savary, no audit of Savary or any Savary Subsidiary is currently being performed pursuant to any applicable workplace safety, workers compensation or insurance legislation. As of the date of this Combination Agreement, to Savary’s knowledge, there are no claims or potential claims which may materially adversely affect Savary and the Savary Subsidiaries’ accident cost experience.

vi.

All orders and material inspection reports under applicable workplace safety and health legislation have been made available to SEMAFO. There are no material charges pending under workplace safety and health legislation. Savary has complied in all material respects with any orders issued under workplace safety and health legislation and to the knowledge of Savary there are no appeals of any orders under workplace safety and health legislation currently outstanding.

vii.

Savary and the Savary Subsidiaries are in compliance in all material respects with all Laws respecting employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, wages, hours of work, overtime, vacation, workers’ compensation, human rights, child labor, working conditions, pension provision, labour relations and privacy, and there are no current, pending, or to the knowledge of Savary, threatened proceedings before any Governmental Entity with respect to any such matters. Neither Savary nor any Savary Subsidiary has engaged in any unfair labour practices nor is subject to any claim for wrongful dismissal, constructive dismissal or any other claim, actual or, to the knowledge of Savary, threatened, or any litigation, actual or, to the knowledge of Savary, threatened, relating to its employees, consultants or independent contractors (including, without limitation, any termination of such persons), other than those claims or such litigation as would individually or in the aggregate not have a Material Adverse Effect in respect of Savary.

viii.

Neither Savary nor any Savary Subsidiary is a party to any collective bargaining agreement or subject to any application for certification or, to the knowledge of Savary, threatened or apparent union-organizing campaign and there are no current, pending or, to the knowledge of Savary, threatened strikes, lockouts or other labour disputes or disruptions at any Savary or Savary Subsidiary site.

ix.

Other than as disclosed in the Savary Disclosure Letter, there are no change of control payments, golden parachutes, severance payments, retention payments, Contracts or other agreements with current or former Savary directors, officers, employees or consultants providing for cash or other compensation or benefits upon the consummation of, or relating to, the Amalgamation, including a change of control of Savary or of any Savary Subsidiary.

x.	Savary and the Savary Subsidiaries do not have any pension plan (excluding statutory benefit plans that Savary or any Savary Subsidiary is required to participate in or comply with in Canada).

(t)	Corporate Social Responsibility:

To Savary’s knowledge, Savary and the Savary Subsidiaries are in compliance in all material respects with all applicable local and international Laws and recognized best practices in the mining industry relating to ethical and responsible standards of behavior, including, without limitation, those dealing with exploration and mining activities nearby local communities, in each case having regard to the stage of development and specific circumstances prevailing at the properties of Savary and the Savary Subsidiaries including the Karankasso Project.

(u)	Non-Governmental Organizations and Community Groups:

No dispute between Savary or any of the Savary Subsidiaries and any non-governmental organization, community or community group exists or, to Savary’s knowledge, is threatened or imminent with respect to any of Savary’s or any of the Savary Subsidiaries’ properties, joint ventures or exploration activities.

(v)	Tax Matters:

i.

Savary and each of the Savary Subsidiaries has duly and in a timely manner filed all material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects. Savary and each Savary Subsidiary has paid all Taxes, including, without limitation, instalments, which are due and payable, other than those which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been provided in the Savary Financial Statements. Adequate provision has been made on the Savary Financial Statements for amounts at least equal to the amount of all unpaid Taxes assessed and all Taxes owing by Savary and the Savary Subsidiaries that are not yet due and payable and that relate to periods ending on or prior to the date of such Savary Financial Statements, including, without limitation, income taxes and related deferred taxes, in conformity with IFRS and all other applicable accounting rules and principles. Since the date of the Savary Financial Statements, no material liability in respect of Taxes not reflected in such Savary Financial Statements has been assessed, proposed to be assessed, incurred or accrued, other than in a manner and at a level consistent with the past practices of Savary and the Savary Subsidiaries and in the ordinary course of the normal day-to-day operations of the business of Savary and the Savary Subsidiaries. On or before the date hereof, no deficiencies exist or, to the knowledge of Savary, have been asserted with respect to Taxes of Savary or any Savary Subsidiary and there are no actions, suits, proceedings, investigations or claims outstanding, pending or, to the knowledge of Savary, threatened against Savary or any Savary Subsidiary in respect of Taxes or assessments or any matters under discussion with any Governmental Entity relating to Taxes or assessments asserted by any such authority, except where it would not reasonably be expected to have a Material Adverse Effect in respect of Savary.

ii.

No claim has been made by any Governmental Entity in a jurisdiction where Savary or a particular Savary Subsidiary does not file Tax Returns that Savary or such Savary Subsidiary is or may be subject to Tax or required to file any Tax Returns in that jurisdiction.

iii.

There are no Encumbrances with respect to Taxes upon any of the assets of Savary or any of the Savary Subsidiaries other than for Taxes which are not due or delinquent, or which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been provided in the Savary Financial Statements.

iv.

Except as disclosed in the Savary Disclosure Letter, neither Savary nor any Savary Subsidiary is party to any material tax sharing agreement, tax indemnification agreement or other agreement or arrangement relating to Taxes with any person.

v.

Each of Savary and the Savary Subsidiaries has withheld or collected all material amounts which are required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when and in the manner required by Law.

vi.	Neither Savary nor any Savary Subsidiary has requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

(A)	to file any elections, designations or similar filings relating to any Taxes for which Savary or any Savary Subsidiary is or may be liable;

(B)	Savary or any Savary Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes (other than any Taxes being appealed in good faith by appropriate proceedings); or

(C)	any Governmental Entity may assess, reassess or collect any Taxes for which Savary or any Savary Subsidiary is or may be liable.

vii.

No transaction or arrangement between Savary or any Savary Subsidiary and any person with whom Savary or such Savary Subsidiary was not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), involving the acquisition, delivery, disposition or provision of property or services or the right to use property or services, has taken place for consideration that is other than the fair market value of such property, services or right to use property or services and each such transaction or arrangement was made on arm’s length terms and conditions.

viii.

There are no circumstances existing and no transactions or series of transactions or events has occurred which has resulted or which could result in the application of sections 78 to 80.04 of the Income Tax Act (Canada) or any equivalent provincial Tax Law to Savary or any Savary Subsidiary.

(w)	Insurance:

The assets of Savary and the Savary Material Subsidiaries and their business and operations are insured against loss or damage and each of their civil liability for such coverage as would be maintained by a prudent operator engaged in the same or similar business with responsible insurers, or on otherwise commercially reasonable terms, and such coverage is in full force and effect, and neither Savary nor the Savary Material Subsidiaries has failed to promptly give any notice or present any material claim thereunder.

(x)	Material Contracts:

i.

Except as set forth in the Savary Disclosure Letter, there is no Contract (or amendment thereto) to which Savary or any Savary Subsidiary is a party or by which any of them or their respective properties, assets or joint ventures are bound that is a Contract or group of related Contracts (A) that involves payment to or by Savary or any Savary Subsidiary of more than $100,000, (B) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect in respect of Savary, (C) that is a partnership agreement, limited liability company agreement, joint venture agreement or similar agreement or arrangement relating to the formation, creation or operation of any partnership, limited liability company or joint venture, or (D) that requires the consent of any other party to the Contract to a change in control of Savary or any of the Savary Subsidiaries (the Savary Material Contracts).

ii.

All Savary Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Savary or the Savary Subsidiaries (as applicable) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arm’s length negotiations between the parties thereto. Savary and the Savary Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Savary Material Contracts and are not to the knowledge of Savary alleged to be, (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

(y)	Shareholders Agreements:

Except as disclosed in the Savary Disclosure Letter, neither Savary nor any Savary Material Subsidiary is a party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Savary or any of the Savary Material Subsidiaries.

(z)	Related Party Transactions:

Neither Savary nor any Savary Subsidiary is indebted to any director, officer, employee, consultant or agent of, or independent contractor to, Savary or any Savary Subsidiary or any of their respective affiliates or associates (except for amounts due as salaries and in reimbursement of expenses in each case in the normal course of business). There are no Contracts (other than employment or consulting arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any Person not dealing at arm’s length (within the meaning of the Tax Act) with Savary or any Savary Subsidiary required to be disclosed pursuant to Applicable Securities Laws, except as disclosed in the Savary Public Documents.

(aa)	Property and Mineral Rights; Operations:

i.

Each of the Savary Properties, and all of Savary’s and the Savary Subsidiaries’ mineral interests and rights (including, without limitation, freehold title, conventional proprietary interests or rights, any material claims, concessions, exploration licences, exploitation licences, prospecting permits, permit applications, mining leases and mining rights, in each case, either existing under contract, by operation of Law or otherwise) (collectively, the Savary Mineral Rights) are accurately disclosed in the Savary Disclosure Letter. Other than the Savary Properties and the Savary Mineral Rights set out in the Savary Disclosure Letter, none of Savary and the Savary Subsidiaries owns or has any interest in any real property or any mineral interests or rights.

(A)

Other than as disclosed in the Savary Public Documents and the Savary Disclosure Letter, Savary or one of the Savary Material Subsidiaries is the sole legal and beneficial owner of all right, title and interest in and to the Savary Properties and the Savary Mineral Rights, as applicable, free and clear of any Encumbrances.

(B)

Other than as disclosed in the Savary Public Documents and the Savary Disclosure Letter, all of the Savary Mineral Rights have been properly located and recorded in compliance with applicable Law and are valid and subsisting, and recognized in the jurisdiction in which the Savary Properties are located, under valid, subsisting and enforceable title documents, contracts, leases, licenses of occupation, mining concessions, permits, permit applications or other recognized and enforceable agreements or instruments, sufficient to permit Savary or the Savary Material Subsidiaries to explore for, extract, develop, exploit, remove, process or refine (as the case may be) the minerals relating thereto.

(C)

Other than as disclosed in the Savary Disclosure Letter, the Savary Properties and the Savary Mineral Rights are in good standing under applicable Law and, to the knowledge of Savary, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(D)	There is no adverse claim against or challenge to Savary or any Savary Material Subsidiary’s title to or ownership interest in the Savary Properties or any of the Savary Mineral Rights.

(E)	Other than disclosed in the Savary Disclosure Letter, Savary or a Savary Material Subsidiary has the exclusive right to deal with its interest in the Savary Properties and the Savary Mineral Rights.

(F)

Other than as disclosed in the Savary Public Documents or in the Savary Disclosure Letter, no Person other than Savary and the Savary Material Subsidiaries has any interest in the Savary Properties or the Savary Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(G)

Other than as disclosed in the Savary Public Documents, there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Savary or a Savary Material Subsidiary’s interest in the Savary Properties or the Savary Mineral Rights.

(H)

Other than as disclosed in the Savary Public Documents or in the Savary Disclosure Letter, there are no restrictions on the ability of Savary or any of the Savary Material Subsidiaries to use, transfer or exploit their respective interest in the Savary Properties or the Savary Mineral Rights, except pursuant to applicable Laws.

(I)

Neither Savary nor any of the Savary Material Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to (i) revoke any interest of Savary or a Savary Material Subsidiary in the Savary Properties or the Savary Mineral Rights, (ii) require modifications to the terms of existing contractual arrangements with such Governmental Entities in relation to the Savary Mineral Rights, or (iii) not to renew any such interest in accordance with applicable Law.

(J)

Neither Savary nor any of the Savary Material Subsidiaries has received notice of any default under, and there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under, any of the leases and other title and operating documents or any other agreement or instrument pertaining to the Savary Properties or the Savary Mineral Rights to which it is a party or by or to which it or any such assets are bound or subject.

(K)

Savary and the Savary Material Subsidiaries have all surface rights, as may be required currently, including, without limitation, fee simple estates, leases, easements, rights of way, permits or licences, as applicable, from landowners or Governmental Entities permitting the use of land by Savary and the Savary Material Subsidiaries (as applicable), and mineral rights that are required to explore, mine, extract, remove, process and, if applicable, exploit the development potential of the Savary Properties and the Savary Mineral Rights as contemplated in the Savary Public Documents filed (and available on SEDAR) on or before the date hereof and no third party or group holds any such rights that would be required by Savary to explore for, extract, develop, exploit, remove, process or refine (as the case may be) the Savary Properties or the Savary Mineral Rights as contemplated in the Savary Public Documents filed (and available on SEDAR) on or before the date hereof.

ii.

There are no mines located in or on the lands of Savary or the Savary Material Subsidiaries, or lands pooled or unitized therewith, which have been abandoned by Savary or the Savary Material Subsidiaries.

(bb)	Authorizations:

Savary and the Savary Material Subsidiaries possess all Authorizations necessary to properly conduct their respective businesses. The Authorizations obtained or to be obtained by Savary or the Savary Material Subsidiaries (as applicable) that are necessary or desirable to develop the Savary Properties and the Savary Mineral Rights in the manner contemplated in the Savary Public Documents on or before the date hereof, are consistent with those outlined in the Savary Public Documents. Each Authorization obtained by Savary or a Savary Material Subsidiary is in full force and effect and not subject to any dispute. Savary and each of the Savary Material Subsidiaries is in compliance with each such Authorizations, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Savary, or would not reasonably be expected to prevent Savary from developing the Savary Properties in the manner contemplated in the Savary Public Documents, or would not reasonably be expected to materially impair the ability of Savary to perform its obligations hereunder or prevent or materially delay the consummation of the Amalgamation. To Savary’s knowledge, no event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any of such Authorizations, and none of Savary or any Savary Material Subsidiary has received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Authorization. Savary has no reason to believe that the Authorizations required to be obtained by Savary or the Savary Material Subsidiaries in order to develop the Savary Properties and the Savary Mineral Rights in the manner contemplated in the Savary Public Documents on or before the date hereof will not be obtained in the ordinary course.

(cc)	Insolvency:

Neither Savary nor any of the Savary Subsidiaries nor, to Savary’s actual knowledge (without due enquiry),                                    , has committed an act of bankruptcy or sought protection from the creditors thereof before any court or pursuant to any legislation, proposed a compromise or arrangement to the creditors thereof generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of the assets thereof, had any person holding any Encumbrance or receiver take possession of any of the property thereof, had an execution or distress become enforceable or levied upon any portion of the property thereof or had any petition for a receiving order in bankruptcy filed against it. Neither Savary nor any of the Savary Subsidiaries nor, to Savary’s actual knowledge (without due enquiry),                                    , is an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada).

(dd)	Environmental:

Except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect in respect of Savary:

i.	all facilities and operations of Savary and the Savary Subsidiaries have been conducted, and are now, in compliance with all environmental Laws;

ii.

no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Savary and the Savary Subsidiaries and, to the knowledge of Savary, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

iii.

Savary and the Savary Subsidiaries do not store any hazardous or toxic waste or substance on the property thereof and have not disposed of any hazardous or toxic waste, in each case in a manner contrary to any environmental Laws, and there are no pollutants, dangerous substances, liquid wastes, hazardous wastes, hazardous materials, hazardous substances or contaminants on any of the premises at which Savary or any Savary Subsidiary carries on business, in each case other than in compliance with environmental Laws;

iv.

neither Savary nor any of the Savary Subsidiaries is subject to any proceeding, application, order or directive of any Governmental Entity which relates to environmental, health or safety matters, and which may require any work, repairs, construction or expenditures;

v.

there are no actual changes in the status, terms or conditions of any Authorizations currently held by Savary or any of the Savary Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such Authorizations, or any review by, or approval of, any Governmental Entity of such Authorizations that are required in connection with the execution or delivery of this Combination Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Savary or any of the Savary Subsidiaries following the Effective Time; and

vi.

to Savary’s knowledge, Savary and the Savary Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in any liability under any environmental Laws.

(ee)	Internal Control Over Financial Reporting:

Savary maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ff)	Stock Exchange Compliance:

Savary is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSXV. Savary is not subject to any cease trade or other order of the TSXV, any Securities Authority or the SEC, and, to the knowledge of Savary, no investigation or other proceedings involving Savary that may operate to prevent or restrict trading of any securities of Savary are currently in progress or pending before the TSXV or any Securities Authority.

(gg)	Reporting Issuer Status:

As at the date hereof, Savary is a reporting issuer not in default under the securities laws of the Provinces of British Columbia, Alberta and Ontario.

(hh)	U.S. Securities Law Matters:

Less than 10 percent (10%) of the Savary Shares outstanding, excluding shares held by SEMAFO, are held by “U.S. holders” within the meaning of, and calculated in the manner contemplated by, Rules 800 and 802 under the 1933 Act.

(ii)	Investment Company Status: Savary is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

(jj)	Foreign Private Issuer Status:

Savary is a “foreign private issuer” in accordance with Rule 405 under the 1933 Act.

3.02	Survival of Representations and Warranties

The representations and warranties contained in this Article 3 shall survive the execution and delivery of this Combination Agreement and shall expire and be terminated and extinguished on the earlier of the Effective Date and the date on which this Combination Agreement is terminated in accordance with its terms. This Section 3.02 will not limit any covenant or agreement of the Parties, which, by its terms, contemplates performance after the Effective Date or the date on which this Combination Agreement is terminated, as the case may be. Any investigation by SEMAFO and its Representatives shall not mitigate, diminish or affect the representations and warranties of Savary contained in this Combination Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SEMAFO

4.01	Representations and Warranties of SEMAFO

SEMAFO hereby represents and warrants to Savary as set forth in this Section 4.01, and hereby acknowledges that Savary is relying upon such representations and warranties in connection with entering into this Combination Agreement and agreeing to complete the Amalgamation.

(a)	Organization:

i.

SEMAFO and each SEMAFO Subsidiary has been duly incorporated or formed under the applicable Laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power, authority, and capacity to own its property and assets and to carry on its business as currently owned and conducted. SEMAFO’s percentage of ownership of each of the SEMAFO Subsidiaries is as set out in the SEMAFO Public Documents. All of the outstanding shares of the SEMAFO Subsidiaries which are held directly or indirectly by SEMAFO are validly issued, fully paid and non-assessable and are owned directly or indirectly by SEMAFO free and clear of any Encumbrances, other than as disclosed in the SEMAFO Public Documents. The only subsidiaries of SEMAFO whose total assets or total revenues exceed 10% of the consolidated assets or revenues, as applicable, of SEMAFO and its subsidiaries, taken as a whole, are the SEMAFO Subsidiaries, and the aggregate assets and revenues of all of SEMAFO’s other subsidiaries do not exceed 20% of the consolidated assets or revenues, as applicable, of SEMAFO and its subsidiaries, taken as a whole.

ii.

SEMAFO and each SEMAFO Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of SEMAFO.

(b)	Capitalization:

i.

The authorized capital of SEMAFO consists of an unlimited number of SEMAFO Shares and an unlimited number of Class “A” and Class “B” preferred shares, all without nominal or par value. As at the date of this Combination Agreement, 325,617,252 SEMAFO Shares are issued and outstanding and no Class “A” or Class “B” preferred share are issued and outstanding. As at the date of this Combination Agreement, there are outstanding SEMAFO Options to acquire an aggregate of up to 1,316,046 SEMAFO Shares. Except for the SEMAFO Options, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating SEMAFO or any SEMAFO Subsidiary to issue or sell any shares of SEMAFO or any SEMAFO Subsidiary or securities or obligations of any kind convertible into or exchangeable or exercisable for shares or other securities of, or ownership interests whatsoever in, SEMAFO or any SEMAFO Subsidiary.

ii.

All outstanding SEMAFO Shares and the SEMAFO Shares to be issued on the exercise of the SEMAFO Options have been duly authorized. The SEMAFO Shares to be issued pursuant to the Amalgamation, upon issuance, will be validly issued as fully paid and non-assessable shares. The outstanding SEMAFO Shares are, and the SEMAFO Shares to be issued on the exercise of SEMAFO Options will be when issued, validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

iii.

There are no outstanding bonds, debentures or other evidences of indebtedness of SEMAFO or any SEMAFO Subsidiary, having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the SEMAFO Shares on any matter. There are no outstanding obligations of SEMAFO or any SEMAFO Subsidiary to repurchase, redeem or otherwise acquire any outstanding SEMAFO Shares or with respect to the voting or disposition of any outstanding securities of SEMAFO or any SEMAFO Subsidiary. No holder of securities issued by SEMAFO or any SEMAFO Subsidiary has any right to compel SEMAFO or any SEMAFO Subsidiary to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

(c)	Authority and No Violation:

i.

SEMAFO has the necessary corporate power, authority and capacity to enter into this Combination Agreement and to perform its obligations hereunder. The execution and delivery of this Combination Agreement by SEMAFO has been duly authorized by the SEMAFO Board and no other corporate proceedings on its part are necessary to authorize this Combination Agreement. This Combination Agreement has been duly executed and delivered by SEMAFO and constitutes a legal, valid and binding obligation of SEMAFO, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

ii.

The authorization of this Combination Agreement, the execution and delivery by SEMAFO of this Combination Agreement and the performance by it of its obligations under this Combination Agreement, and the consummation of the Amalgamation will not:

(A)

result (with or without notice or the passage of time) in a violation or breach of or constitute a default or event of default under, require an Authorization to be obtained under or give rise to any third party right of termination, amendment, cancellation, acceleration, penalty or payment obligation or right of purchase or sale or pre-emptive or participation right under, any provision of:

I.	its or any SEMAFO Subsidiary’s articles, by-laws or other charter documents;

II.

any note, bond, mortgage, indenture, instrument, contract, agreement, lease, Authorization or government grant to which SEMAFO or any SEMAFO Subsidiary is a party or by which any of their respective properties or assets or material joint ventures is bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of SEMAFO; or

III.

any applicable Laws or any judgment, decree, order or award of any Governmental Entity or arbitrator, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of SEMAFO;

(B)

give rise to any right of termination, amendment, acceleration or cancellation of indebtedness of SEMAFO or any SEMAFO Subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of SEMAFO or any SEMAFO Subsidiary to cease to be available, or cause any security interest in any assets of SEMAFO or any SEMAFO Subsidiary to become enforceable or realizable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of SEMAFO;

(C)

give rise to any rights of first refusal or trigger any change in control provisions or any restriction or limitation under any such note, bond, mortgage, indenture, contract, agreement, Authorization or government grant, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of SEMAFO; or

(D)

result in the imposition of any Encumbrance upon any assets of SEMAFO or any SEMAFO Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of SEMAFO;

iii.

No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by SEMAFO in connection with this Combination Agreement and the consummation of the transactions contemplated by the Amalgamation and this Combination Agreement other than the requirement to prepare and file this Combination Agreement on SEDAR together with related continuous disclosure filings, and such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Combination Agreement.

(d)	Public Filings:

SEMAFO has filed all documents or information required to be filed by it under Applicable Securities Laws since January 1, 2018 (the SEMAFO Public Documents). None of the SEMAFO Public Documents, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEMAFO Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by Securities Authorities or similar securities regulatory authorities. All of the SEMAFO Public Documents are publicly available on SEDAR. SEMAFO has not filed any confidential material change report with any securities regulatory authority that at the date hereof remains confidential.

(e)	Mineral Reserves and Resources:

The estimated mineral reserves and mineral resources disclosed in the SEMAFO Public Documents since January 1, 2019 have been prepared and disclosed in all material respects in accordance with the requirements set forth in National Instrument 43-101 – Standards of Disclosure for Mineral Projects and all applicable Laws. There has been no material reduction in the aggregate amount of estimated mineral reserves or resources of SEMAFO, taken as a whole, from the amounts disclosed in the SEMAFO Public Documents. All material drill results required to be disclosed in accordance with Applicable Laws have been disclosed in the SEMAFO Public Documents filed (and available on SEDAR) on or before the date hereof.

(f)	Financial Statements:

The audited consolidated financial statements of SEMAFO (including any related notes thereto) for the fiscal year ended December 31, 2018 (the SEMAFO Financial Statements) have been, and all financial statements of SEMAFO which are publicly disseminated by SEMAFO in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), financial position and results of operations of SEMAFO and its subsidiaries on a consolidated basis as at December 31, 2017 and 2018, as applicable, and for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto) and, in the case of unaudited statements, subject to normal, recurring period-end adjustments that are not material. The SEMAFO Financial Statements reflect appropriate and adequate reserves in accordance with IFRS in respect of contingent liabilities, if any, of SEMAFO and its subsidiaries on a consolidated basis.

(g)	Auditors:

The auditors of SEMAFO are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in NI 51-102 – Continuous Disclosure Obligations) or reportable disagreement with the present or any former auditors of SEMAFO.

(h)	Liabilities and Indebtedness:

Neither SEMAFO nor any of the SEMAFO Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities and obligations that are specifically disclosed in the SEMAFO Financial Statements; or (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2018 that are not and would not, individually or in the aggregate with all other liabilities and obligations of SEMAFO and its subsidiaries (other than those disclosed in the SEMAFO Financial Statements), reasonably be expected to have a Material Adverse Effect in respect of SEMAFO, or, as a consequence of the consummation of this Combination Agreement, have a Material Adverse Effect in respect of SEMAFO. Neither SEMAFO nor the SEMAFO Subsidiaries have any material obligation to issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person.

(i)	Books and Records:

i.	The financial books, records and accounts of SEMAFO and the SEMAFO Subsidiaries in all material respects:

(A)	have been maintained in accordance with IFRS;

(B)	are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of SEMAFO; and

(C)	accurately and fairly reflect the basis for the SEMAFO Financial Statements.

ii.	The corporate minute books of SEMAFO and the SEMAFO Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held.

(j)	Absence of Certain Changes or Events:

Since December 31, 2018, other than for the purposes of the transactions contemplated herein:

i.	SEMAFO and each of the SEMAFO Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice;

ii.	there has not occurred any Material Adverse Effect in respect of SEMAFO;

iii.	there has not occurred one or more changes, events or occurrences which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect in respect of SEMAFO;

iv.

neither SEMAFO nor any SEMAFO Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of SEMAFO;

v.

there has not been any incurrence, assumption or guarantee by SEMAFO or any SEMAFO Subsidiary of any debt for borrowed money, any creation or assumption by SEMAFO or any SEMAFO Subsidiary of any Encumbrance, or any making by SEMAFO or any SEMAFO Subsidiary of any loan, advance or capital contribution to or investment in any other person, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of SEMAFO; and

vi.	neither SEMAFO nor any SEMAFO Subsidiary has effected any change in its accounting methods, principles or practices.

(k)	No Default:

Neither SEMAFO nor any of the SEMAFO Subsidiaries, nor, to the knowledge of SEMAFO, any other party thereto, is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or event of default or would trigger a right of termination under: (i) any note, bond, hypothec mortgage, indenture or other instrument evidencing any indebtedness to which SEMAFO or any SEMAFO Subsidiary is a party; or (ii) any other Contract, letter of intent, offer, Authorization or government grant, in each case which would individually or in the aggregate, be reasonably expected to have a Material Adverse Effect in respect of SEMAFO.

(l)	Litigation:

i.

There is no claim, action, proceeding or investigation that has been commenced or is pending or, to the knowledge of SEMAFO, threatened against SEMAFO or any SEMAFO Subsidiary or affecting any of their respective properties, assets or joint ventures before any Governmental Entity which, if determined adversely to SEMAFO or any SEMAFO Subsidiary, as the case may be, would, individually or in the aggregate:

(A)

reasonably be expected to have a Material Adverse Effect in respect of SEMAFO, nor is SEMAFO aware of any existing ground on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success; or

(B)	reasonably be expected to prevent or materially delay the consummation of the Amalgamation.

ii.

On or before the date hereof, neither SEMAFO nor any SEMAFO Subsidiary, nor any of their respective assets, properties and joint ventures, is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect in respect of SEMAFO or to prevent or materially delay the consummation of the Amalgamation.

(m)	Compliance with Laws:

Each of SEMAFO and the SEMAFO Subsidiaries have complied with and are not in violation of any applicable Laws, except where any such violation could not be reasonably expected to have a Material Adverse Effect in respect of SEMAFO.

(n)	Corruption Legislation:

Neither SEMAFO nor any of the SEMAFO Subsidiaries, nor any of their respective officers, directors, employees or consultants acting on behalf of any of them, has taken, committed to take or been alleged to have taken any action which would cause SEMAFO or any of the SEMAFO Subsidiaries to be in violation of any Anti-Bribery Laws and, to the knowledge of SEMAFO, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of SEMAFO or any of the SEMAFO Subsidiaries.

Neither SEMAFO, nor any of the SEMAFO Subsidiaries or, to the knowledge of SEMAFO, any director, officer, agent, employee, consultant, affiliate or associate of SEMAFO or any SEMAFO Subsidiary or other person acting on behalf of SEMAFO or any of the SEMAFO Subsidiaries, has been subject to any actions, suits, inquiries, investigations or any other proceedings relating to Anti-Bribery Laws and there are no such proceedings ongoing or, to the knowledge of SEMAFO, pending or threatened, involving any of them.

None of SEMAFO, any of the SEMAFO Subsidiaries or, to the knowledge of SEMAFO, any director, officer, agent, employee, consultant, affiliate or associate of SEMAFO or any SEMAFO Subsidiary or other person acting on behalf of SEMAFO or any of the SEMAFO Subsidiaries, has received any written inquiry from any Governmental Entity involving any alleged or potential violation of Anti-Bribery Laws.

(o)	Tax Matters:

i.

Other than as disclosed in the SEMAFO Public Documents; (i) SEMAFO and each of the SEMAFO Subsidiaries has duly and in a timely manner filed all material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects; (ii) SEMAFO and each of the SEMAFO Subsidiaries has paid on a timely basis all Taxes, including, without limitation, instalments, which are due and payable, other than those which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been provided in the SEMAFO Financial Statements and other than consistent with the past practices of SEMAFO and the SEMAFO Subsidiaries in the ordinary course of the normal day-to-day operations of the business of SEMAFO and the SEMAFO Subsidiaries; (iii) adequate provision has been made on the SEMAFO Financial Statements for amounts at least equal to the amount of all unpaid Taxes assessed and all Taxes owing by SEMAFO and the SEMAFO Subsidiaries that are not yet due and payable and that relate to periods ending on or prior to the date of such SEMAFO Financial Statements, including, without limitation, income taxes and related deferred taxes, in conformity with IFRS and all other applicable accounting rules and principles; and (iv) since the date of the SEMAFO Financial Statements, no material liability in respect of Taxes not reflected in such SEMAFO Financial Statements has been assessed, proposed to be assessed, incurred or accrued, other than in a manner and at a level consistent with the past practices of SEMAFO and the SEMAFO Subsidiaries and in the ordinary course of the normal day-to-day operations of the business of SEMAFO and the SEMAFO Subsidiaries.

ii.

No claim has been made by any Governmental Entity in a jurisdiction where SEMAFO or a particular SEMAFO Subsidiary does not file Tax Returns that SEMAFO or such SEMAFO Subsidiary is or may be subject to Tax or required to file any Tax Returns in that jurisdiction.

iii.

There are no Encumbrances with respect to Taxes upon any of the assets of SEMAFO or any of the SEMAFO Subsidiaries other than for Taxes which are not due or delinquent, or which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been provided in the SEMAFO Financial Statements.

iv.	Neither SEMAFO nor any SEMAFO Subsidiary is party to any material tax sharing agreement, tax indemnification agreement or other agreement or arrangement relating to Taxes with any person.

v.

SEMAFO and each SEMAFO Subsidiary has withheld or collected all material amounts which are required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when and in the manner required by Law.

vi.	Neither SEMAFO nor any SEMAFO Subsidiary has requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

(A)	to file any elections, designations or similar filings relating to any Taxes for which SEMAFO or any SEMAFO Subsidiary is or may be liable;

(B)	SEMAFO or any SEMAFO Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes (other than any Taxes being appealed in good faith by appropriate proceedings); or

(C)	any Governmental Entity may assess, reassess or collect any Taxes for which SEMAFO or any SEMAFO Subsidiary is or may be liable.

vii.

No transaction or arrangement between SEMAFO or any SEMAFO Subsidiary and any person with whom SEMAFO or such SEMAFO Subsidiary was not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), involving the acquisition, delivery, disposition or provision of property or services or the right to use property or services, has taken place for consideration that is other than the fair market value of such property, services or right to use property or services and each such transaction or arrangement was made on arm’s length terms and conditions.

viii.

There are no circumstances existing and no transactions or series of transactions or events has occurred which has resulted or which could result in the application of sections 78 to 80.04 of the Income Tax Act (Canada) or any equivalent provincial Tax Law to SEMAFO or any SEMAFO Subsidiary.

(p)	Property and Mineral Rights; Operations:

i.

With respect to the SEMAFO Properties and SEMAFO’s and the SEMAFO Subsidiaries’ material mineral interests and rights (including, without limitation, freehold title, conventional proprietary interests or rights, any material claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case either existing under contract, by operation of Law or otherwise) (collectively, the SEMAFO Mineral Rights), all of which are described in the SEMAFO Public Documents, except as disclosed in the SEMAFO Public Documents and except where it would not reasonably be expected to have a Material Adverse Effect in respect of SEMAFO:

(A)

SEMAFO or a SEMAFO Subsidiary is the sole legal and beneficial owner of all right, title and interest in and to the SEMAFO Properties and the SEMAFO Mineral Rights, as applicable, free and clear of any Encumbrances of any kind or nature whatsoever;

(B)

all of the SEMAFO Mineral Rights have been properly located and recorded in compliance with applicable Law and are valid and subsisting, and recognized in the jurisdiction in which the SEMAFO Properties are located, under valid, subsisting and enforceable title documents, contracts, leases, licenses of occupation, mining concessions, permits or other recognized and enforceable agreements or instruments, sufficient to permit SEMAFO or a SEMAFO Subsidiary to explore for, develop, extract, exploit, remove, process or refine (as the case may be) the minerals relating thereto;

(C)

the SEMAFO Properties and the SEMAFO Mineral Rights are in good standing under applicable Law and, to the knowledge of SEMAFO, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made;

(D)	there is no adverse claim against or challenge to the title to or ownership interest in the SEMAFO Properties or the SEMAFO Mineral Rights;

(E)	SEMAFO or the SEMAFO Subsidiary has the exclusive right to deal with its interest in the SEMAFO Properties and the SEMAFO Mineral Rights;

(F)

no Person other than SEMAFO and the SEMAFO Subsidiaries has any interest in the SEMAFO Properties or the SEMAFO Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest;

(G)

there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect SEMAFO’s or a SEMAFO Subsidiary’s interest in the SEMAFO Properties or the SEMAFO Mineral Rights;

(H)

there are no material restrictions on the ability of SEMAFO or any of the SEMAFO Subsidiaries to use, transfer or exploit their respective interest in the SEMAFO Properties or the SEMAFO Mineral Rights, except pursuant to applicable Laws;

(I)

neither SEMAFO nor any SEMAFO Subsidiary has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to (i) revoke any interest of SEMAFO or a SEMAFO Subsidiary in the SEMAFO Properties or the SEMAFO Mineral Rights; (ii) require modifications to the terms of existing contractual arrangements with such Governmental Entities in relation to the SEMAFO Mineral Rights, or (iii) not to renew any such interest in accordance with applicable Law;

(J)

neither SEMAFO nor any of the SEMAFO Subsidiaries has received notice of any default under, and there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under, any of the leases and other title and operating documents or any other agreement or instrument pertaining to the SEMAFO Properties or the SEMAFO Mineral Rights to which it is a party or by or to which it or any such assets are bound or subject; and

(K)

SEMAFO and the SEMAFO Subsidiaries have all surface rights as may be required currently, including, without limitation, fee simple estates, leases, easements, rights of way and permits or licences, as applicable, from landowners or Governmental Entities permitting the use of land by SEMAFO and the SEMAFO Subsidiaries (as applicable), and mineral rights that are required to explore, mine, extract, remove, process and, if applicable, exploit the development potential of the SEMAFO Properties and the SEMAFO Mineral

Rights as contemplated in the SEMAFO Public Documents filed (and available on SEDAR) on or before the date hereof and no third party or group holds any such rights that would be required by SEMAFO to explore for, extract, develop, exploit, remove, process or refine (as the case may be) the SEMAFO Properties or the SEMAFO Mineral Rights as contemplated in the SEMAFO Public Documents filed (and available on SEDAR) on or before the date hereof.

ii.

All mines located in or on the lands of SEMAFO or the SEMAFO Subsidiary, or lands pooled or unitized therewith, which have been abandoned by SEMAFO or any SEMAFO Subsidiary, have been abandoned in accordance with good mining practices and in material compliance with all applicable Laws.

(q)	Authorizations:

SEMAFO and each SEMAFO Subsidiary possess all Authorizations necessary to continue to conduct their respective businesses as they are currently being conducted, except where consistent with general or local practices in the mining industry in Burkina Faso. The Authorizations obtained or to be obtained by SEMAFO or the SEMAFO Subsidiaries (as applicable) that are necessary or desirable to develop the SEMAFO Properties and the SEMAFO Mineral Rights in the manner contemplated in the SEMAFO Public Documents on or before the date hereof, are consistent with those outlined in the SEMAFO Public Documents. Each Authorization obtained by SEMAFO or any SEMAFO Subsidiary is in full force and effect and not subject to any dispute. SEMAFO and each of the SEMAFO Subsidiaries is in compliance with each of such Authorizations, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SEMAFO, or would not reasonably be expected to materially impair the ability of SEMAFO to perform its obligations hereunder or prevent or materially delay the consummation of the Amalgamation. To SEMAFO’s knowledge, no event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any of such Authorizations, and none of SEMAFO or any SEMAFO Subsidiary has received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Authorization. SEMAFO has no reason to believe that the Authorizations required to be obtained by SEMAFO or any SEMAFO Subsidiary in order to develop the SEMAFO Properties and the SEMAFO Mineral Rights in the manner contemplated in the SEMAFO Public Documents filed (and available on SEDAR) on or before the date hereof will not be obtained in the ordinary course.

(r)	Insolvency:

During the past twenty (20) years, neither SEMAFO nor any of the SEMAFO Subsidiaries has committed an act of bankruptcy or sought protection from the creditors thereof before any court or pursuant to any legislation, proposed a compromise or arrangement to the creditors thereof generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of the assets thereof, had any person holding any Encumbrance or receiver take possession of any of the property thereof, had an execution or distress become enforceable or levied upon any portion of the property thereof or had any petition for a receiving order in bankruptcy filed against it. Neither SEMAFO nor any of the SEMAFO Subsidiaries is an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada).

(s)	Environmental:

Except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect in respect of SEMAFO:

i.	all facilities and operations of SEMAFO and the SEMAFO Subsidiaries have been conducted, and are now, in compliance with all environmental Laws;

ii.

no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of SEMAFO and the SEMAFO Subsidiaries and, to the knowledge of SEMAFO, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

iii.

SEMAFO and the SEMAFO Subsidiaries do not store any hazardous or toxic waste or substance on the property thereof and have not disposed of any hazardous or toxic waste, in each case in a manner contrary to any environmental Laws, and there are no pollutants, dangerous substances, liquid wastes, hazardous wastes, hazardous materials, hazardous substances or contaminants on any of the premises at which SEMAFO or any SEMAFO Subsidiary carries on business, in each case other than in compliance with environmental Laws;

iv.

neither SEMAFO nor any SEMAFO Subsidiary is subject to any proceeding, application, order or directive of any Governmental Entity which relates to environmental, health or safety matters, and which may require any work, repairs, construction or expenditures;

v.

there are no actual changes in the status, terms or conditions of any Authorizations currently held by SEMAFO or any of the SEMAFO Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such Authorizations, or any review by, or approval of, any Governmental Entity of such Authorizations that are required in connection with the execution or delivery of this Combination Agreement, the consummation of the transactions contemplated herein or the continuation of the business of SEMAFO or any of the SEMAFO Subsidiaries following the Effective Time; and

vi.

SEMAFO and the SEMAFO Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in any liability under any environmental Laws, to SEMAFO’s knowledge.

(t)	Disclosure Controls and Procedures:

SEMAFO has devised and maintained a system of disclosure controls and procedures designed to ensure that information required to be disclosed by SEMAFO under Applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the Applicable Securities Laws. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by SEMAFO in the SEMAFO Public Documents is accumulated and communicated to the management of SEMAFO, including, without limitation, its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(u)	Internal Control Over Financial Reporting:

SEMAFO maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of SEMAFO and its subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of SEMAFO and its subsidiaries are being made only in accordance with authorizations of management and directors thereof; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of SEMAFO or its subsidiaries that could have a material effect on SEMAFO’s financial statements. To the knowledge of SEMAFO, prior to the date of this Combination Agreement, (A) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of SEMAFO, and (B) there is no fraud, whether or not material, that involves directors, management or other employees who have a significant role in the internal control over financial reporting of SEMAFO. Since December 31, 2018, SEMAFO has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) expressions of concern from employees of SEMAFO regarding questionable accounting or auditing matters.

(v)	Interest in Savary:

SEMAFO owns 39,533,333 Savary Shares and warrants exercisable for up to 3,100,000 additional Savary Shares.

(w)	Stock Exchange Compliance:

SEMAFO is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX. SEMAFO is not subject to any cease trade or other order of the TSX, any Securities Authority or the SEC, and, to the knowledge of SEMAFO, no investigation or other proceedings involving SEMAFO that may operate to prevent or restrict trading of any securities of SEMAFO are currently in progress or pending before the TSX or any Securities Authority.

(x)	Reporting Issuer Status:

As at the date hereof, SEMAFO is a reporting issuer not in default under the securities laws of the Provinces of British Columbia, Alberta, Ontario and Quebec.

(y)	Securities Law Matters:

The SEMAFO Shares to be issued in connection with the transactions contemplated herein will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained in Section 2.6(3) of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators, will be freely tradable within Canada by the holders thereof.

(z)	Investment Company Status:

SEMAFO is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

(aa)	Foreign Private Issuer Status:

SEMAFO is a “foreign private issuer” in accordance with Rule 405 under the 1933 Act.

(bb)	Investment Canada Act:

SEMAFO is not a non-Canadian pursuant to the Investment Canada Act (Canada) and the regulations promulgated thereunder.

4.02	Survival of Representations and Warranties

The representations and warranties contained in this Article 4 shall survive the execution and delivery of this Combination Agreement and shall expire and be terminated and extinguished on the earlier of the Effective Date and the date on which this Combination Agreement is terminated in accordance with its terms. This Section 4.02 will not limit any covenant or agreement of the Parties, which, by its terms, contemplates performance after the Effective Date or the date on which this Combination Agreement is terminated, as the case may be. Any investigation by Savary and any of its Representatives shall not mitigate, diminish or affect the representations and warranties of SEMAFO contained in this Combination Agreement.

ARTICLE 5

COVENANTS

5.01	Covenants of Savary

Subject to the terms of this Combination Agreement, Savary hereby covenants and agrees with SEMAFO as follows:

(a)	The Savary Meeting. Savary shall:

i.

prepare the Circular, provide SEMAFO and its legal counsel with a reasonable opportunity to comment thereon and any other relevant documentation, give reasonable consideration to all comments provided thereon by SEMAFO and its legal counsel (such that the Circular shall be in a form satisfactory to each of the Parties and their respective legal counsel acting reasonably), and subsequently file the Circular, together with any other documents required by applicable Laws, in and to all jurisdictions where the Circular is required to be filed and mail the Circular, in accordance with all applicable Laws, as promptly as reasonably practicable following execution of this Combination Agreement and in any event prior to the close of business on April 9, 2019, complying in all material respects with all applicable Laws on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements, and not containing any misrepresentation (as defined under Applicable Securities Laws) with respect thereto (other than with respect to any information relating to and provided by SEMAFO). The Circular will include information in sufficient detail to permit the Savary Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Savary Meeting;

ii.

promptly notify SEMAFO if at any time before the Effective Date it becomes aware that the Circular contains a misrepresentation (other than with respect to any information relating to and provided by SEMAFO), or that otherwise requires an amendment or supplement to the Circular;

iii.	Savary shall:

(A)

(I) solicit in favour of the Savary Amalgamation Resolution and against any resolution submitted by any other Savary Shareholder that is inconsistent with the Savary Amalgamation Resolution and the completion of any of the transactions contemplated by this Combination Agreement, including, without limitation, retaining a proxy solicitation agent, if requested and as agreed to by SEMAFO, to solicit proxies in favour of the Savary Amalgamation Resolution and permitting SEMAFO to otherwise assist Savary in such solicitation, and take all other actions that are reasonably necessary or desirable to seek the approval of the Savary Amalgamation Resolution by Savary Shareholders; (II) recommend to all Savary Shareholders that they vote in favour of the Savary Amalgamation Resolution, with a unanimous recommendation of the Savary Board to vote in favour of the Savary Amalgamation Resolution; (III) not make a Change in Savary Recommendation, except as expressly permitted by Article 7; (IV) include in the Circular (a) a summary and copy of the Savary Fairness Opinion, (ii) a statement that the Savary Board based on the recommendation of the independent special committee thereof, has unanimously, after receiving legal and financial advice, including the Savary Fairness Opinion, determined that, subject to the scope of review, assumptions and limitations set out in the Savary

Fairness Opinion, the Amalgamation is fair from a financial point of view to the Savary Shareholders, other than SEMAFO and its affiliates, and is in the best interests of Savary and that the Savary Board recommends that the Savary Shareholders vote in favour of the Savary Amalgamation Resolution (the Savary Board Recommendation); and (iii) a statement that each director and officer of Savary intends to vote all of such Person’s Savary Shares (including any Savary Shares issued upon the exercise of any Savary Options) in favour of the Savary Amalgamation Resolution, and against any resolution submitted by any Savary Shareholder that is inconsistent with the Savary Amalgamation Resolution, subject to the other terms of this Combination Agreement and the Savary Lock- Up Agreements;

(B)

establish a record date for (both for notice of, and voting at, the Savary Meeting), duly call, give notice of, convene and hold the Savary Meeting in accordance with the OBCA, Savary’s articles, by-laws and applicable Laws as soon as reasonably practicable and in any event no later than April 30, 2019 (or such later date as may be agreed to by the Parties in writing, acting reasonably and in good faith); and, in this regard, Savary may abridge any time periods that may be abridged under Applicable Securities Laws for the purposes of considering the Savary Amalgamation Resolution and for any other proper purpose as may be set out in the Circular and agreed to by SEMAFO;

(C)

not change the record date for the Savary Shareholders entitled to vote at the Savary Meeting in connection with any adjournment or postponement of the Savary Meeting unless required by Law or with the consent of SEMAFO; and

(D)	provide notice to SEMAFO of the Savary Meeting and allow representatives of SEMAFO (including its legal counsel) to attend the Savary Meeting;

iv.	take all such actions as may be required under the OBCA and Applicable Securities Laws in connection with the transactions contemplated by this Combination Agreement and the Amalgamation Agreement.

(b)

Status of Voting. Savary will advise SEMAFO as SEMAFO may reasonably request, and at least on a daily basis commencing at least ten Business Days prior to the date of the Savary Meeting, as to the aggregate tally of the proxies received by Savary in respect of the Savary Amalgamation Resolution. If applicable, Savary will provide SEMAFO with copies of or access to information regarding the Savary Meeting generated by any dealer or proxy solicitation services firm, as requested from time to time by SEMAFO, acting reasonably.

(c)

Adjournment. Subject to the terms of this Combination Agreement, Savary shall not adjourn, postpone or cancel the Savary Meeting (or propose to do so), except: (i) in the case of an adjournment, if quorum is not present at the Savary Meeting; (ii) if required by applicable Laws or a ruling order or decree of a court having jurisdiction, Governmental Entity or other regulatory authority; or (iii) if otherwise consented to in writing by SEMAFO.

(d)

Dissent Rights. Savary shall provide SEMAFO with a copy of any purported exercise of the Savary Dissent Rights and written notices, objections and other communications with any Savary Shareholder purportedly exercising such Savary Dissent Rights, and shall not settle or compromise any action brought by any present, former or purported holder of any of Savary securities in connection with the transactions contemplated by this Combination Agreement, including the Amalgamation, without the prior written consent of SEMAFO.

(e)

Amendments to Circular. In a timely manner, Savary shall prepare and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Circular (which amendments or supplements shall be in a form acceptable to SEMAFO and Savary, each acting reasonably) with respect to the Savary Meeting and mail such amendments or supplements, in accordance with all applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(f)

Copy of Documents. Except as otherwise provided herein, Savary shall furnish promptly to SEMAFO a copy of each material notice, report, schedule or other document or communication delivered, filed or received by Savary in connection with this Combination Agreement, the Amalgamation, the Savary Meeting or any other meeting at which all Savary Shareholders are entitled to attend relating to special business, any filings made under any applicable Laws and any dealings or communications with any Governmental Entity, Securities Authority, the SEC or any stock exchange in connection with, or in any way affecting, the transactions contemplated by this Combination Agreement. Without limiting the generality of the foregoing, Savary shall provide SEMAFO with immediate notice of any material communication, notice or correspondence (whether oral or written) received by Savary or any Savary Subsidiary from a Governmental Entity in connection with, or in any way affecting, the transactions contemplated by this Combination Agreement or regarding the Savary Properties or the Savary Mineral Rights, including a copy thereof.

(g)

Lists of Holders. In a timely and expeditious manner, Savary shall, at the reasonable request of SEMAFO, from time to time, provide SEMAFO with a list (in both written and electronic form) of (i) the registered Savary Shareholders, together with their addresses and respective holdings of Savary Shares, (ii) the names and addresses and holdings of all Persons having rights issued by Savary to acquire Savary Shares (including holders of Savary Options and Savary Warrants), and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Savary Shares, together with their addresses and respective holdings of Savary Shares. Savary shall from time to time require that its registrar and transfer agent furnish SEMAFO with such additional information, including updated or additional lists of Savary Shareholders and lists of holdings and other assistance as SEMAFO may reasonably request.

(h)

Usual Business. Except (i) as expressly required or permitted by this Combination Agreement, (ii) with the prior written consent of SEMAFO (iii) as required by Law or the rules or requirements of the TSXV, (iv) as expressly contemplated by the Savary Disclosure Letter, Savary: (x) shall, and shall cause each of the Savary Subsidiaries to conduct business only in, and not take any action except in, the ordinary course of business consistent with past practice and in compliance in all material respects with applicable Laws, and (y) use commercially reasonable efforts to preserve intact its present business organization and goodwill, to preserve intact the Savary Properties and Savary Mineral Rights, to keep available the services of its officers, employees and consultants as a group and to maintain satisfactory relationships with joint venture partners, suppliers, distributors, employees and others having business relationships with them.

(i)

Certain Actions Prohibited. Without limiting the generality of Section 5.01(h), except (i) as expressly required or permitted by this Combination Agreement, (ii) with the prior written consent of SEMAFO (iii) as required by Law or the rules or requirements of the TSXV, (iv) as expressly contemplated by the Savary Disclosure Letter, Savary shall not, and shall cause each of the Savary Subsidiaries not to, directly or indirectly, do or permit to occur any of the following, without the prior written consent of SEMAFO:

i.

split, consolidate or reclassify any of its outstanding shares or other securities or undertake any other capital reorganization, or declare, set aside or pay any dividends on, make any other distributions or return capital on or in respect of any of its outstanding shares or other securities or reduce stated capital in respect of any of its outstanding shares or other securities;

ii.

amend or propose to amend its articles or by-laws or other constating documents or the terms of any of its outstanding securities, including, without limitation, any outstanding indebtedness and credit facilities;

iii.

other than in connection with the Amalgamation, authorize, approve, agree to issue, issue, sell, grant, pledge, lease, dispose of or otherwise encumber or agree to do so, any securities, including convertible securities (other than the issuance of Savary Shares upon the exercise of currently outstanding Savary Options or Savary Warrants in accordance with their terms), or redeem, offer to purchase or purchase any of its outstanding securities;

iv.

enter into, create, declare, adopt, amend, vary, modify or take any other action with respect to any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit or similar plan, agreement, trust fund, award or arrangement for the benefit or welfare of any current or former officer, director, employee or consultant, or similar rights or other benefits;

v.

enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, increase in compensation in any form, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of Savary or any Savary Subsidiary;

vi.

acquire any securities of any corporation, partnership, association or other business organization or division thereof or any property or assets, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person, in each case, directly or indirectly, in one transaction or a series of transactions;

vii.	commit to any single expense having a value in excess of $50,000 other than pursuant to Savary’s approved 2019 joint venture exploration budget;

viii.

acquire or commit to acquire any capital assets or group of related capital assets (through one or more related or unrelated acquisitions), except in connection with any emergency expenditures required to be undertaken in accordance with the 2019 joint venture exploration budget with an aggregate value not exceeding $50,000;

ix.

enter into any transaction or take any action or refrain from taking any action or permit any action to be taken or not taken, as a result of which its proportionate share of the rights, title and interest in and to the Karankasso Project could be diluted in accordance with applicable provisions of the shareholders’ agreement governing the Karankasso Project, or otherwise reduced in any respect;

x.

sell, lease, license, option, encumber or otherwise dispose of, or commit to sell, lease, option, encumber or otherwise dispose of, any assets or group of related assets (through one or more related or unrelated transactions);

xi.

(A) incur or commit to incur any indebtedness for borrowed money or issue or guarantee any debt securities, (B) incur or commit to incur, or guarantee, endorse or otherwise become responsible for, any other liability, obligation or indemnity or the obligation of any other person, or (C) make any loans or advances to any person;

xii.	make any changes to its existing accounting policies other than as required by applicable Laws, Applicable Securities Laws or by IFRS;

xiii.

pay, discharge, satisfy or settle any claims, tax audits or assessments, disputes, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice in accordance with their terms, of liabilities reflected or reserved against in the Savary Financial Statements, as applicable;

xiv.

commence or settle or assign any rights relating to or any interest in any litigation, proceeding, claim, action, assessment or investigation involving Savary, any Savary Subsidiary or any of their respective assets;

xv.

waive, release, grant, transfer, exercise, modify or amend, (A) any existing contractual rights in respect of the Savary Properties or the Savary Mineral Rights, (B) any Authorization, lease, concession, contract or other document, or (C) any other material legal rights or claims;

xvi.

sell, pledge, lease, dispose of, mortgage, licence, encumber or agree to sell, pledge, dispose of, mortgage, licence, encumber or otherwise transfer any of the Savary Properties or Savary Mineral Rights;

xvii.

enter into any interest rate, currency, equity or commodity swaps, hedges, caps, collars, royalty, options, off-take, forward sales or derivatives or other similar financial instruments, including with respect to any of the Savary Properties or Savary Mineral Rights;

xviii.

acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of stock or assets or otherwise), directly or indirectly, any person (or material interest therein) or division of any person or make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of any property or assets of any other person;

xix.	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Savary or any Savary Material Subsidiary;

xx.

enter into or renew any Contract containing any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Savary or the Savary Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of SEMAFO or any of its affiliates, is or would be conducted;

xxi.

other than as permitted by this Combination Agreement, enter into any transaction or take any action or refrain from taking any action or permit any action to be taken or not taken, which might interfere with or be inconsistent with the provisions of this Combination Agreement or the successful completion of the Amalgamation or delay the completion of the transactions contemplated hereby, or which would render, or which may reasonably be expected to render, untrue or inaccurate in any material respect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) Savary’s representations and warranties set forth in this Combination Agreement; and

xxii.	announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subsections;

(j)

Material events. Savary shall promptly notify SEMAFO of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or effect that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of Savary, or any change in any material fact set forth in the Savary Disclosure Letter (B) any Governmental Entity or third party making a complaint, investigation or hearing (or communications indicating that the same may be contemplated) with respect to the transactions contemplated by this Combination Agreement, (C) any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Combination Agreement or the Amalgamation, (D) any non-de minimis breach by Savary of any covenant or agreement contained in this Combination Agreement, and (E) any event occurring subsequent to the date hereof that would render any representation or warranty of Savary contained in this Combination

Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate such that the condition set forth in Section 6.03(a) would not be satisfied.

(k)

Non-Governmental Organizations. Savary shall immediately notify SEMAFO of any opposition, concerns or threats raised or brought by non-governmental organizations, communities or community organizations in respect of Savary or any Savary Material Subsidiary’s current or planned operations, the Savary Properties or Savary Mineral Rights.

(l)

Insurance. Savary shall use commercially reasonable efforts to cause its current insurance and re-insurance policies and those of the Savary Material Subsidiaries, including director and officer insurance, within its control or any of the coverage thereunder not to be cancelled, terminated or lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums that are currently in full force and effect.

(m)

Tax. Savary shall, and shall cause each of the Savary Subsidiaries to (A) duly and timely file all Tax returns required to be filed by it on or after the date hereof and all such Tax returns shall be true, complete and correct; (B) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable except for any Taxes contested in good faith by appropriate proceedings pursuant to applicable Laws that are not required to be paid under applicable Laws and for which adequate provision is made in the relevant financial statements; (C) not make or rescind any election relating to Taxes; (D) not make a request for a tax ruling, enter into a closing agreement with any taxing authorities or waiver extending the period for assessment or allocation of Taxes; (E) not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (F) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year ending December 31, 2018, except as may be required by applicable Laws; or (G) take any action or fail to take any action, outside the ordinary course of business and otherwise than as contemplated herein, that would, or would reasonably be expected to, cause the Tax attributes of assets of Savary or any of the Savary Subsidiaries or the amount of Tax loss carry-forwards of Savary or any of the Savary Subsidiaries to materially and adversely change from what is reflected in their respective Tax returns, or render such Tax loss carry-forwards unusable (in whole or in part) by any of them or any successor corporations.

(n)

Performance of Acts. Subject to the terms of this Combination Agreement, Savary shall perform and carry out all of the acts and things to be completed by it as provided in this Combination Agreement that are reasonably necessary to satisfy its obligations under this Combination Agreement, and do all such other acts and things as may be reasonably necessary or desirable in order to consummate and make effective as soon as reasonably practicable, the transactions contemplated by this Combination Agreement and, without limiting the generality of the foregoing, Savary shall and, where appropriate, shall cause each Savary Subsidiary to, use commercially reasonable efforts in good faith to:

i.	cooperate with and assist SEMAFO in communicating with the Savary Shareholders regarding support of the Amalgamation Agreement and the entering into of the Savary Lock-Up Agreements;

ii.	obtain the approval of the Savary Shareholders to the Amalgamation in accordance with the provisions of the OBCA and the requirements of any applicable regulatory authority;

iii.	provide notice of the Amalgamation to the holders of the Savary Warrants in accordance with the terms of the Savary Warrants;

iv.

cause to be delivered to SEMAFO on the Effective Date resignations and releases (in a form satisfactory to SEMAFO, acting reasonably), effective upon the Effective Time, of all of its directors and officers, and of the directors and officers of any of the Savary

Subsidiaries designated in writing by SEMAFO prior to the Effective Date, and causing them to be replaced by Persons designated by SEMAFO effective as of the Effective Time;

v.	comply promptly with all requirements which applicable Laws may impose on Savary or the Savary Subsidiaries with respect to the transactions contemplated hereby;

vi.

make, give or obtain as soon as possible following execution of this Combination Agreement all third party and other consents, approvals, notices, waivers, as are necessary or advisable to be made, given or obtained by Savary or any Savary Subsidiary under any Contracts;

vii.

oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Combination Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the Parties hereto to consummate, the transactions contemplated hereby;

viii.	fulfill all conditions and satisfy all provisions of this Combination Agreement and the Amalgamation Agreement required to be fulfilled or satisfied by Savary; and

ix.

cooperate with SEMAFO in connection with the performance by it of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Savary to pay or cause to be paid any monies to cause such performance to occur.

(o)	Filings. Savary shall duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable Laws or Applicable Securities Laws.

(p)

Registers. Savary shall use its commercially reasonable efforts to update the share registers and registers of members of all applicable Savary Subsidiaries to formally reflect Savary’s deemed beneficially ownership, direct or indirect, over the outstanding equity interests in Joint Venture BF1 Inc.

(q)

TSXV De-Listing. Subject to applicable Laws, Savary shall use its commercially reasonable efforts to cause the Savary Shares to be de-listed from the TSXV promptly following completion of the Amalgamation.

(r)

Regulatory Approvals. Savary shall use its commercially reasonable efforts to make, give or obtain, and assist SEMAFO in making, giving or obtaining, all Regulatory Approvals, including, for greater certainty, satisfying, as soon as reasonably possible, any requests for information and documentation received by any Governmental Entity. Savary shall not initiate any material discussions or negotiations or make any filings with any Governmental Entity regarding any matter (including with respect to the Amalgamation or the transactions contemplated by this Combination Agreement or regarding the Savary Properties or the Savary Mineral Rights) without the prior consent of SEMAFO.

(s)

Access and Confirmatory Review. Savary agrees to provide SEMAFO and its Representatives with reasonable access during normal business hours at all reasonable times to all books, records, information, corporate charts, tax documents and files in the possession and control of Savary or the Savary Subsidiaries and access to the personnel of Savary and the Savary Subsidiaries on a reasonably requested basis as well as reasonable access to the Savary Properties, and furnish SEMAFO with all such other information as SEMAFO may reasonably request, in order to allow SEMAFO to conduct such investigations as SEMAFO may consider necessary or advisable for strategic planning and integration, for the structuring of any pre-acquisition reorganization and for any other reasons reasonably relating to the Amalgamation.

(t)

Closing Documents. Savary shall execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions (including an opinion as to title to the Savary Properties) and other closing documents as may reasonably be required by SEMAFO, all in form satisfactory to SEMAFO, acting reasonably.

(u)

Lock-Up Agreements. Savary shall use its commercially reasonable efforts to request that the Savary Locked-Up Shareholders continue to comply with the terms and conditions of the Savary Lock-Up Agreements.

5.02	Covenants of SEMAFO

SEMAFO hereby covenants and agrees with Savary as follows:

(a)	Proceedings. In a timely and expeditious manner, SEMAFO shall take all such actions and do all such acts and things as are specified in the Amalgamation Agreement to be taken or done by SEMAFO.

(b)

Information for Circular. In a timely manner, SEMAFO shall provide to Savary all information as required by applicable Laws, with respect to SEMAFO and its businesses and properties for inclusion in the Circular or in any amendment or supplement to the Circular, and shall ensure that such information does not include a misrepresentation concerning SEMAFO. SEMAFO shall promptly notify Savary if it becomes aware that the Circular contains any misrepresentation with respect to SEMAFO and its business and properties and shall cooperate with Savary in the preparation, mailing, dissemination and filing of any supplement or amendment to the Circular required to be delivered to be prepared, mailed, disseminated or filed in accordance with applicable Law.

(c)

Certain Actions Prohibited. SEMAFO hereby covenants and agrees in favour of Savary that, from the date hereof until the earlier of: (i) the Effective Date; and (ii) the date this Combination Agreement is terminated pursuant to its terms, SEMAFO shall not, directly or indirectly, do or permit to occur any of the following, without the prior written consent of Savary:

i.

split, consolidate or reclassify any of its outstanding shares or other securities or undertake any other capital reorganization, or declare, set aside or pay any dividends on, make any other distributions or return capital on or in respect of any of its outstanding shares or other securities or reduce stated capital in respect of any of its outstanding shares or other securities;

ii.	amend its articles or by-laws or other constating documents in any manner that would have a material and adverse impact on the value of the SEMAFO Shares;

iii.	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of SEMAFO or Subco; and

iv.

take any action, or permit any action to be taken or not taken, inconsistent with the provisions of this Combination Agreement or that would reasonably be expected to materially impede the completion of the transactions contemplated hereby.

(d)

Material Events. SEMAFO shall promptly notify Savary of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or effect that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of SEMAFO, (B) any Governmental Entity or third party making a complaint, investigation or hearing (or communications indicating that the same may be contemplated) with respect to the transactions contemplated by this Combination Agreement, (C) any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such

Person (or another Person) is or may be required in connection with this Combination Agreement or the Amalgamation, (D) any non-de minimis breach by SEMAFO of any covenant or agreement contained in this Combination Agreement, and (E) any event occurring subsequent to the date hereof that would render any representation or warranty of SEMAFO contained in this Combination Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate such that the condition set forth in Section 6.02(a) would not be satisfied.

(e)

Performance of Acts. Subject to the terms of this Combination Agreement, SEMAFO shall perform and carry out all of the acts and things to be completed by it as provided in this Combination Agreement that are reasonably necessary to satisfy its obligations under this Combination Agreement, and do all such other acts and things as may be reasonably necessary or desirable in order to consummate and make effective as soon as reasonably practicable, the transactions contemplated by this Combination Agreement and, without limiting the generality of the foregoing, SEMAFO shall and, where appropriate, shall cause each SEMAFO Subsidiary to use commercially reasonable efforts to:

i.	comply promptly with all requirements which applicable Laws may impose on SEMAFO or the SEMAFO Subsidiaries with respect to the transactions contemplated hereby;

ii.

obtain as soon as possible following execution of this Combination Agreement all third party and other consents, approvals, notices and waivers, as are necessary or advisable to be obtained under any Contracts to which SEMAFO or any SEMAFO Subsidiary is a party, the failure of which to give or obtain would reasonably be expected to have a Material Adverse Effect on SEMAFO or materially impede or delay the completion of the Amalgamation;

iii.

oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Combination Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the transactions contemplated hereby;

iv.	fulfill all conditions and satisfy all provisions of this Combination Agreement and the Amalgamation Agreement required to be fulfilled or satisfied by it; and

v.	cooperate with Savary in connection with the performance by Savary of its obligations hereunder.

(f)

Regulatory Approvals. SEMAFO shall use its commercially reasonable efforts to make, give or obtain, and assist Savary in making, giving or obtaining, all Regulatory Approvals, including, for greater certainty, satisfying, as soon as reasonably possible, any requests for information and documentation received by any Governmental Entity.

(g)

Stock Exchange Listing. SEMAFO shall apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the TSX of the SEMAFO Shares to be issued under the Amalgamation, subject only to satisfaction of customary listing conditions of the TSX.

(h)

Closing Documents. SEMAFO shall execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated hereby such customary agreements, certificates, resolutions and other closing documents as may be reasonably be required by Savary, all in form satisfactory to Savary, acting reasonably.

ARTICLE 6

CONDITIONS

6.01	Mutual Conditions

The respective obligations of Savary and SEMAFO to complete the transactions contemplated herein are subject to the fulfillment of the following conditions at or before the Effective Time or such other time as is specified below:

(a)	the Savary Shareholder Approval shall have been obtained at the Savary Meeting by the Savary Shareholders in accordance with the provisions of the OBCA;

(b)

there shall not be in force any Law, or final, binding, non-appealable ruling, order or decree, and there shall not have been any action taken under any Law or by any Governmental Entity or other regulatory authority, that is final, binding or non-appealable that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Amalgamation in accordance with the terms hereof;

(c)

(i) the TSX shall have conditionally approved the listing thereon of the SEMAFO Shares to be issued pursuant to the Amalgamation as of the Effective Date, subject only to the satisfaction of customary listing conditions of the TSX, and (ii) the TSXV shall have, if required, accepted notice for filing of all transactions of the Parties contemplated herein or necessary to complete the Amalgamation, subject only to compliance with the usual requirements of the TSXV;

(d)

all required Regulatory Approvals, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Savary, or materially impede the completion of the Amalgamation (or if the Amalgamation was consummated, materially adversely affect SEMAFO or Amalco), shall have been obtained or received;

(e)	the Amalgamation Agreement shall be substantially in the form and content attached hereto as Schedule A; and

(f)	this Combination Agreement shall not have been terminated pursuant to Article 8 hereof.

The foregoing conditions are for the mutual benefit of the Parties and may be waived by mutual consent of Savary and SEMAFO in writing at any time. If any of such conditions shall not be complied with or waived as aforesaid on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 6.04 hereof, any Party may terminate this Combination Agreement by written notice to the others of them in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Combination Agreement by such rescinding Party.

6.02	Savary Conditions

The obligation of Savary to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below (each of which is for the exclusive benefit of Savary and may be waived by Savary):

(a)

(i) the representations and warranties made by SEMAFO in this Combination Agreement that are qualified by materiality or the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date) and (ii) all other representations and warranties made by SEMAFO in this Combination Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), except, in the case of (ii), where the failure of such representations and warranties of SEMAFO to be so true and correct would not have a Material Adverse Effect in respect of SEMAFO, and SEMAFO shall have provided to Savary a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date;

(b)	from the date of this Combination Agreement to the Effective Date, there shall not have occurred a Material Adverse Effect on SEMAFO; and

(c)

SEMAFO shall have complied in all material respects with its covenants herein and SEMAFO shall have provided to Savary a certificate of the Chief Executive Officer and Chief Financial Officer thereof, certifying that, as of the Effective Date, it has so complied with its covenants herein.

The foregoing conditions are for the benefit of Savary and may be waived, in whole or in part, by Savary in writing at any time. If any of such conditions shall not be complied with or waived by Savary on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 6.04 hereof, Savary may terminate this Combination Agreement by written notice to SEMAFO in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Combination Agreement by Savary.

6.03	SEMAFO Conditions

The obligation of SEMAFO to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below (each of which is for the exclusive benefit of SEMAFO and may be waived by SEMAFO):

(a)

(i) the representations and warranties made by Savary in this Combination Agreement in Section 3.01(b)(i) and 3.01(b)(ii) (Capitalization) shall be true and correct in all respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), except for any failures to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount, (ii) the representations and warranties made by Savary in this Combination Agreement that are qualified by materiality or the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and (iii) all other representations and warranties made by Savary in this Combination Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), except, in the case of (iii), where the failure of such representations and warranties of Savary to be so true and correct would not have a Material Adverse Effect in respect of Savary, and Savary shall have provided to SEMAFO a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date, as well as certifying that Savary meets the requirements set out in subsection 178(2) of the OBCA in respect of the Amalgamation;

(b)	from the date of this Combination Agreement to the Effective Date, there shall not have occurred a Material Adverse Effect on Savary;

(c)

Savary shall have complied in all material respects with its respective covenants herein and Savary shall have provided to SEMAFO a certificate of its Chief Executive Officer and the Chief Financial Officer thereof certifying that, as of the Effective Date, Savary has so complied with its covenants herein;

(d)

all third party and other consents, notices, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to Contracts; in each case, the failure of which to make, give or obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Savary, or materially impede or delay the completion of the Amalgamation (or if the Amalgamation was consummated, materially adversely affect SEMAFO or Amalco), shall have been made, given, obtained or received;

(e)

Savary shall have provided SEMAFO with a favourable title opinion, in form and substance satisfactory to SEMAFO, acting reasonably, with respect to the Savary Properties and Savary Mineral Rights, dated the Effective Date;

(f)

Savary Dissenting Shareholders holding no more than 5% of the outstanding Savary Shares shall have exercised the Savary Dissent Rights (and not withdrawn such exercise) and SEMAFO shall have received a certificate, dated the day immediately preceding the Effective Date, of the Chief Executive Officer and the Chief Financial Officer of Savary to such effect;

(g)

there will not be pending or threatened in writing any claim or other proceeding by any Governmental Entity or any other Person, and no Law, regulation or policy shall have been proposed, enacted, promulgated or applied, in each case that is reasonably likely to result in any:

i.	prohibition or restriction on the acquisition by SEMAFO of any Amalco Shares or the completion of the Amalgamation;

ii.

prohibition or material limit on the ownership or operation by SEMAFO of Amalco or any material portion of their respective businesses or assets or compel SEMAFO to dispose of or hold separate any material portion of the business or assets of Amalco as a result of the Amalgamation; and

iii.	imposition of material limitations on the ability of SEMAFO to acquire or hold, or exercise full rights of ownership of, any Amalco Shares, including the right to vote such Amalco Shares.

The foregoing conditions are for the benefit of SEMAFO and may be waived, in whole or in part, by SEMAFO in writing at any time. If any of such conditions shall not be complied with or waived by SEMAFO on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 6.04 hereof, SEMAFO may terminate this Combination Agreement by written notice to Savary in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Combination Agreement by SEMAFO.

6.04	Notice and Cure Provisions

(a)

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Combination Agreement and the Effective Time of any event or state of facts of which it is aware which occurrence or failure would, or would be reasonably likely to:

i.

cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time (provided that this paragraph (a) shall not apply in the case of any event or state of facts resulting from actions or omissions of a Party which are expressly permitted or required by this Combination Agreement); or

ii.	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party at or prior to the Effective Time.

(b)

SEMAFO may not exercise its right to terminate this Combination Agreement pursuant to Section 8.02(a)iii(C) and Savary may not exercise its right to terminate this Combination Agreement pursuant to Section 8.02(a)iv(C) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Combination Agreement until the expiration of a period of fifteen Business Days from such notice, and then only if such matter has not been cured by such date.

ARTICLE 7

NON-SOLICITATION, RIGHT TO MATCH, TERMINATION FEES AND EXPENSES

7.01	Non-Solicitation

(a)

On and after the date hereof, except as otherwise provided in this Combination Agreement, Savary shall not, directly or indirectly, through any officer, director, employee, consultant, representative (including for greater certainty any financial or other advisors) or agent of Savary or any of the Savary Subsidiaries (collectively, the Representatives), or otherwise, and shall not permit any such Person, to:

i.

make, solicit, assist, initiate, encourage or otherwise facilitate (including, without limitation, by way of furnishing information, permitting any visit to any facilities or properties of Savary or any Savary Subsidiary, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers that constitute or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

ii.

enter into or otherwise engage in or participate in, directly or indirectly, any discussions or negotiations with any Person (other than SEMAFO) regarding any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or complete any Acquisition Proposal;

iii.	make a Change in Savary Recommendation; or

iv.

accept, approve, endorse, recommend or enter into, or publicly propose to accept, approve, endorse, recommend or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to, or take no position or remain neutral with respect to, any Acquisition Proposal, it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed Acquisition Proposal for a period of no more than five (5) Business Days following such public announcement or public disclosure will not be considered to be in violation of this Section 7.01(a) (or in the event that the Savary Meeting is scheduled to occur within such five (5) Business Day period, prior to the third Business Day prior to the date of the Savary Meeting) provided that the Savary Board has rejected such Acquisition Proposal and affirmed the Savary Board Recommendation before the end of such five (5) Business Day period (or prior to the third Business Day prior to the date of the Savary Meeting, as applicable).

(b)

Savary shall, and shall cause the Savary Subsidiaries and their respective Representatives to, immediately cease and terminate, and cause to be terminated, any existing solicitation, encouragement, discussion, negotiation or other activity commenced prior to the date of this Combination Agreement with any person (other than SEMAFO and its Representatives) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal, whether or not initiated by Savary, a Savary Subsidiary or any of their respective Representatives and, in connection therewith, Savary shall discontinue access to any data rooms (virtual or otherwise) and any confidential information, properties, facilities, books and records of Savary or any Savary Subsidiary.

(c)

Savary has not waived, released any Person from, or failed to enforce, and it shall not waive, release any Person from, or fail to enforce on a timely basis any obligation under any confidentiality agreement or standstill agreement in effect as of the date of this Combination Agreement or amend any such agreement.

(d)

Savary shall request, and exercise all rights it has to require the return or destruction of all copies of any information provided to any Person other than SEMAFO or its Representatives, and the destruction of all material including or incorporating or otherwise reflecting such information, and shall use its best efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements, and provide copies of such correspondence relating to same to SEMAFO. Savary will immediately advise SEMAFO orally and in writing of any response or action (actual, anticipated, contemplated or threatened) by any such third party which could reasonably be expected to hinder, prevent or delay or otherwise adversely affect the completion of the Amalgamation.

(e)

From and after the date of this Combination Agreement, Savary shall promptly notify SEMAFO, at first orally (and, in any event, within 12 hours) and then in writing (and, in any event, within 24 hours) of: (i) having received or been made aware of any proposal, inquiry, offer or request (or any amendment thereto) that relates to, constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or (ii) any request for discussions or negotiations relating to, or which could reasonably be expected to lead to, an Acquisition Proposal, and/or any request for non-public information relating to Savary, the Savary Subsidiaries or any Savary Property, Savary Mineral Rights or contractual or legal rights or for access to properties, books and records or a list of the Savary Shareholders of which Savary’s Representatives are or become aware, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of all Persons making, any proposal, inquiry, offer or request (including any amendment thereto) that relates to or constitutes or could reasonably be expected to lead to an Acquisition Proposal and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Savary shall also provide copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Persons making the proposal, inquiry, offer or request together such other details of the proposal, inquiry, offer or request, or any amendment to the foregoing as SEMAFO may reasonably request. Savary shall keep SEMAFO promptly and fully informed of the status of developments and negotiations, including, without limitation, any change to the terms, of any such proposal, inquiry, offer or request, or any amendment to the foregoing that relates to, constitutes or could reasonably be expected to lead to an Acquisition Proposal, and will respond promptly to all inquiries by SEMAFO with respect thereto.

(f)

Notwithstanding Sections 7.01(a), 7.01(b), 7.01(c) and/or 7.01(d), if at any time, prior to obtaining the approval by the Savary Shareholders of the Savary Amalgamation Resolution, Savary or any of the Savary Subsidiaries or any of their respective Representatives receives, on an unsolicited basis, a bona fide written Acquisition Proposal from a Person that was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure or similar restriction with Savary and provided that Savary is in compliance, strictly and in all respects, with this Article 7, Savary may (i) contact the Person making such Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal, to the extent reasonably unclear, and (ii) provide such Person with access to information regarding Savary and participate in discussions or negotiations with, the Person making such Acquisition Proposal, if and only if, in the case of this clause (ii), the Savary Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to constitute, a Superior Proposal, and subject to the prior execution of a confidentiality agreement (the Third Party Confidentiality Agreement) on terms and conditions, including a standstill covenant, customary for a transaction of this type and which are no less onerous or more beneficial to such Person than those set in the Confidentiality Agreement; provided further that Savary sends a copy of any such Third Party Confidentiality Agreement to SEMAFO promptly upon its execution and, subject to complying with any confidentiality and non-disclosure restrictions governing the disclosure of certain technical and other data regarding the Karankasso project (the Restricted

Information) pursuant to the shareholders agreement governing the Karankasso joint venture, SEMAFO is provided with a list of or copies of the information provided to such Person and SEMAFO is immediately provided with access to the same information which was provided by Savary to such Person. In the event that such Person (for purposes of this clause, the Restricted Information Recipient) enters into any requisite non-disclosure agreement (a Third Party Restricted Information NDA) to receive disclosure of the Restricted Information, Savary shall provide SEMAFO with prompt written notice thereof and shall use its commercially reasonable efforts to facilitate the entering into by SEMAFO of any requisite non-disclosure agreement required to enable SEMAFO to receive a copy of any Restricted Information to be provided to such Restricted Information Recipient, which non-disclosure agreement shall be, to the extent practicable, on substantially similar terms as the Third Party Restricted Information NDA, or otherwise shall be on terms and conditions that are not more onerous in the aggregate to SEMAFO than the terms and conditions of the Third Party Restricted Information NDA.

(g)

Savary shall ensure, and shall cause each of the Savary Subsidiaries to ensure, that their respective Representatives are aware of the provisions of Section 7.01 and Savary shall be responsible for any breach of Section 7.01 by such Savary Subsidiaries or Representatives.

(h)

If Savary receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Amalgamation Resolution by Savary Shareholders, Savary may, subject to compliance with 7.03, enter into a definitive agreement with respect to such Acquisition Proposal if and only if:

i.	the Person making the Superior Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure or similar restriction with Savary;

ii.	Savary has complied, and continues to comply, strictly and in all respects, with the provisions of this Article 7;

iii.

Savary has provided SEMAFO with notice in writing that there is a Superior Proposal, together with all documentation related to and detailing the Superior Proposal (including a copy of the Third Party Confidentiality Agreement, or any confidentiality agreement between Savary and the Person making the Superior Proposal if not previously delivered);

iv.

Savary has provided SEMAFO with a copy of the proposed definitive agreement for the Superior Proposal, together with a summary of the factors used by the Savary Board to conclude it is a Superior Proposal, and in the case of a proposal that includes non-cash consideration, the value or range of values attributed by the Savary Board, in good faith, to such non-cash consideration, after consultation with its financial advisors;

v.

at least five Business Days shall have elapsed (the Right to Match Period) from the date that is the later of the date on which SEMAFO received the notice and documentation referred to in Section 7.01(h)iii from Savary in respect of the Acquisition Proposal and the date on which SEMAFO received a copy of the proposed definitive agreement for the Superior Proposal from Savary referred to in Section 7.01(h)iv;

vi.

during the Right to Match Period, SEMAFO has had the opportunity (but not the obligation), in accordance with Section 7.02, to offer to amend this Combination Agreement and the Amalgamation in order for such Acquisition Proposal to cease to be a Superior Proposal;

vii.

if SEMAFO has proposed to amend the terms of the Amalgamation in accordance with Section 7.02, the Savary Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal continues to be a Superior Proposal compared to the terms of the Amalgamation as proposed to be amended by SEMAFO;

viii.

the Savary Board shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure by the Savary Board to authorize Savary to make a Change in Savary Recommendation and terminate this Combination Agreement in order to enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Laws;

ix.	Savary concurrently terminates this Combination Agreement pursuant to Section 8.02(a)iv(A); and

x.	Savary concurrently pays to SEMAFO the Savary Termination Fee.

(i)

If Savary provides SEMAFO with a notice under 7.01(h)iii after a date that is less than ten (10) Business Days before the date of the Savary Meeting, Savary shall either proceed with or shall postpone the Savary Meeting, as directed by SEMAFO acting reasonably, to a date that is not more than ten (10) Business Days after the scheduled date of the Savary Meeting, and shall, in the event that SEMAFO and Savary amend the terms of this Combination Agreement pursuant to Subsection 7.02(a), ensure that the details of such amended Combination Agreement are communicated to the Savary Shareholders prior to the adjourned or postponed Savary Meeting.

(j)

Nothing contained in this Article 7 shall limit in any way the obligation of Savary to convene and hold the Savary Meeting in accordance with Section 5.01(a) of this Combination Agreement while this Combination Agreement remains in force and in no event shall Savary be permitted to put a Superior Proposal to a vote of Savary Shareholders at the Savary Meeting, it being understood that any necessary shareholder vote in respect of a Superior Proposal shall require Savary to duly call and convene a separate meeting of Savary Shareholders.

(k)

Nothing contained in this Combination Agreement will prevent the Savary Board from complying with Section 2.17 of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Applicable Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal, provided that Savary and its Representatives are not in breach of this Section 7.01.

7.02	Right to Match

(a)

Savary acknowledges and agrees that, during the Right to Match Period or such longer period as Savary may approve for such purpose, SEMAFO shall have the opportunity, but not the obligation, to propose to amend the terms of this Combination Agreement and the Amalgamation and Savary shall co-operate with SEMAFO with respect thereto, including negotiating in good faith with SEMAFO to enable SEMAFO to make such adjustments to the terms and conditions of this Combination Agreement and the Amalgamation as SEMAFO deems appropriate and as would enable SEMAFO to proceed with the Amalgamation on such adjusted terms. The Savary Board will review any proposal by SEMAFO to amend the terms of the Amalgamation in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Section 7.01, whether SEMAFO’s proposal to amend the Amalgamation would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal. If the Savary Board determines that such Acquisition Proposal would cease to be a Superior Proposal, Savary shall promptly so advise SEMAFO and Savary and SEMAFO shall amend this Combination Agreement to reflect such offer made by SEMAFO, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(b)

The Savary Board shall promptly reaffirm the Savary Board Recommendation by press release after: (i) any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or made; or (ii) the Savary Board determines that a proposed amendment to the terms of the Amalgamation would result in an Acquisition Proposal no longer being a Superior Proposal. SEMAFO and its legal counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Savary, acting reasonably.

(c)

Savary acknowledges and agrees that each successive modification to any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of Article 7, and SEMAFO shall be afforded a new Right to Match Period from the later of the date on which SEMAFO received the notice and documentation referred to in Section 7.01(h)iii from Savary in respect of the new Acquisition Proposal and the date on which SEMAFO received a copy of the proposed definitive agreement for the new Superior Proposal from Savary.

7.03	Termination Fee

(a)

Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Combination Agreement and the Amalgamation Agreement shall be paid by the Party incurring such fees, costs or expenses.

(b)	If a Savary Termination Fee Event occurs, Savary shall pay, or cause to be paid, to SEMAFO (by wire transfer of immediately available funds) the Savary Termination Fee.

(c)	For the purposes of this Combination Agreement, Savary Termination Fee Event means the termination of this Combination Agreement:

i.

pursuant to either Section 8.02(a)iii(A) (Change in Savary Recommendation) or 8.02(a)iii(D) (Material breach of Non-Solicitation Covenant), in which case the Savary Termination Fee shall be paid to SEMAFO as soon as practicable and in any event within five Business Days of the day on which this Combination Agreement is terminated;

ii.

pursuant to 8.02(a)iv(A) (To enter into a Superior Proposal), in which case the Savary Termination Fee shall be paid to SEMAFO prior to or simultaneously with the occurrence of such Savary Termination Fee Event;

iii.

pursuant to any of Section 8.02(a)ii(A) (Failure to obtain the Savary Shareholder Approval), 8.02(a)ii(C) (Effective Date does not occur prior to the Completion Deadline) or 8.02(a)iii(C) (Breach of Representations and Warranties) if, in any case, prior to the earlier of the termination of this Combination Agreement or the holding of the Savary Meeting, (A) an Acquisition Proposal, or the intention to make an Acquisition Proposal with respect to Savary shall have been made to Savary or publicly announced by any Person (other than SEMAFO), and (B) within 12 months after the date of termination of this Combination Agreement or the holding of the Savary Meeting (x) an Acquisition Proposal is consummated, or (y) Savary or one or more of the Savary Subsidiaries, directly or indirectly, in one or more transactions, enters into a definitive contract in respect of an Acquisition Proposal, in which case the Savary Termination Fee shall be paid to SEMAFO on or prior to the earlier of the consummation of the Acquisition Proposal or the entering into of the contract referred to in paragraph (y) above. For purposes of this Subsection 7.03(c)iii, all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

(d)

Each of the Parties acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated in this Combination Agreement and that, without those agreements, the Parties would not enter into this Combination Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 7.03 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Combination Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Combination Agreement under circumstances where SEMAFO is entitled to the Savary Termination Fee and such Savary Termination Fee is paid in full, SEMAFO shall be precluded from any other remedy against the other Party at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of their subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Combination Agreement or the transactions contemplated hereby.

(e)

Nothing in this Section 7.03 shall relieve or have the effect of relieving Savary or SEMAFO in any way from liability for damages incurred or suffered by Savary or SEMAFO, as applicable, as a result of an intentional or wilful breach of this Combination Agreement by Savary or SEMAFO, as applicable.

(f)

Nothing in this Section 7.03 shall preclude Savary or SEMAFO from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Combination Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.04	Confidentiality

All information of a confidential nature relating to a Party or its business that is disclosed to the other Party in accordance with this Combination Agreement or in connection with the Amalgamation and the transactions contemplated herein shall be subject to the terms and conditions of the Confidentiality Agreement.

7.05	Insurance and Indemnification

(a)

SEMAFO agrees that for the period from the Effective Date until six (6) years after the Effective Date, SEMAFO will cause Amalco or any successor to Amalco to maintain Savary’s current directors’ and officers’ insurance policy or an equivalent policy subject in either case to terms and conditions no less advantageous in the aggregate to the directors and officers of Savary than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Savary, covering claims arising from facts or events which occurred on or prior to the Effective Date, provided that SEMAFO will not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed an amount in excess of 250% of Savary’s current annual aggregate premium for policies currently maintained by Savary. SEMAFO agrees that it shall cause Amalco to honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Savary, to the extent that they are disclosed in the Savary Disclosure Letter and permitted by applicable Law.

(b)

SEMAFO shall act as agent and trustee of the benefits of the foregoing for the current and former directors and officers of Savary for the purpose of Subsection 7.05(a). This Section 7.05 shall survive the execution and delivery of this Combination Agreement and the completion of the Amalgamation and shall be enforceable against SEMAFO by the Persons described in Subsection 7.05(a).

ARTICLE 8

TERM, TERMINATION, AMENDMENT AND WAIVER

8.01	Term

This Combination Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Combination Agreement in accordance with its terms.

8.02	Termination

(a)

Subject to Section 8.02(c) hereof, this Combination Agreement may be terminated and the Amalgamation may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Combination Agreement or the Savary Amalgamation Resolution by the Savary Shareholders):

i.	by mutual written agreement of Savary and SEMAFO; or

ii.	by each of Savary or SEMAFO, if:

(A)

the Effective Time shall not have occurred on or before the Completion Deadline, except that the right to terminate this Combination Agreement under this Section 8.02(a)ii(A) shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representations and warranties under this Combination Agreement has been the cause of, or resulted in, directly or indirectly, the failure of the Effective Time to occur by such Completion Deadline; or

(B)

after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Amalgamation illegal or otherwise permanently prohibited or enjoins Savary or SEMAFO from consummating the Amalgamation and such applicable Law (if applicable) or enjoinment shall have become final and non-appealable; or

(C)

the Savary Amalgamation Resolution shall have failed to obtain the Savary Shareholders Approval at the Savary Meeting (including any adjournment or postponement thereof), provided a Party may not terminate this Combination Agreement pursuant to this Section 8.02(a)ii(C) if the failure to obtain the Savary Shareholders Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Combination Agreement;

iii.	by SEMAFO, if:

(A)

prior to obtaining the Savary Shareholder Approval, the Savary Board or any committee thereof (a) fails to make or withdraws, modifies, qualifies or changes or proposes publicly to withdraw, modify, qualify or change the Savary Board Recommendation, or (b) fails to publicly reaffirm (without qualification) the Savary Board Recommendation, or takes no position or remains neutral with respect to any Acquisition Proposal, after the end of the fifth (5th) Business Day (and in any case within three (3) Business Days prior to the Savary Meeting) after having been requested in writing by SEMAFO to do so or after first learning of such Acquisition Proposal, or (c) accepts, approves, endorses or recommends, or proposes publicly to accept, approve, endorse or recommend, any Acquisition Proposal (in each case, a Change in Savary Recommendation);

(B)	any condition set forth in Section 6.01 or Section 6.03 is not satisfied, and such condition is incapable of being satisfied by the Completion Deadline;

(C)

subject to Section 6.04, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Savary set forth in this Combination Agreement (other than as set forth in Section 7.01) shall have occurred that would cause the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied, and such conditions are incapable of being satisfied by the Completion Deadline or are not cured in accordance with the terms of Section 6.04 on or prior to the Completion Deadline; provided that SEMAFO is not then in breach of this Combination Agreement so as to directly or indirectly cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied; or

(D)	Savary is in material breach or in default of any of its obligations or covenants set forth in Section 7.01 and Section 7.02;

iv.	by Savary, if:

(A)

the Savary Board authorizes Savary, subject to complying with the terms of this Combination Agreement, to accept, approve or recommend, or enter into a legally binding agreement with respect to, a Superior Proposal (other than a confidentiality agreement permitted by and in accordance with Section 7.01(f)); provided that Savary is then in compliance with Article 7 and that prior to or concurrently with such termination, Savary pays the Savary Termination Fee payable pursuant to Section 7.03;

(B)	any condition set forth in Section 6.01 or Section 6.02 is not satisfied, and such condition is incapable of being satisfied by the Completion Deadline; or

(C)

subject to Section 6.04, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of SEMAFO set forth in this Combination Agreement shall have occurred that would cause the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied, and such conditions are incapable of being satisfied by the Completion Deadline or are not cured in accordance with the terms of Section 6.04 on or prior to the Completion Deadline; provided that Savary is not then in breach of this Combination Agreement so as to directly or indirectly cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied.

(b)	The Party desiring to terminate this Combination Agreement pursuant to this Section 8.02 (other than pursuant to Section 8.02(a)i) shall give notice of such termination to the other Parties.

(c)

If this Combination Agreement is terminated pursuant to this Section 8.02, this Combination Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated in this Combination Agreement, and provided that the provisions of this Section 8.02(c), Sections 7.03, 7.04, Article 9 and the confidentiality terms and conditions shall survive any termination hereof pursuant to Section 8.02; provided further that neither the termination of this Combination Agreement nor anything contained in this Section 8.02 shall relieve a Party from any liability arising prior to such termination.

8.03	Mutual Understanding Regarding Amendments

(a)

Savary agrees to amend the Amalgamation Agreement at any time prior to the Effective Time to include such other terms determined to be necessary or desirable by SEMAFO, acting reasonably provided, however, that the Amalgamation Agreement shall not be amended in any manner which has the effect of reducing the Savary Amalgamation Consideration or which is otherwise prejudicial to the Savary Shareholders or other parties to be bound by the Amalgamation Agreement and is not inconsistent with the provisions of this Combination Agreement.

(b)

Notwithstanding Section 8.03(a), at any time prior to the Savary Meeting: (i) SEMAFO shall be entitled to propose to Savary modifications to the Amalgamation in order to facilitate the Tax or other planning objectives of SEMAFO, provided, in each case that: (A) any such proposal is not likely to materially prejudice or be materially adverse to the Savary Shareholders (including by reducing the value of the consideration payable to the Savary Shareholders pursuant to the Amalgamation) and would not result in any material Taxes being imposed on, or any material adverse Tax or other consequences to, any securityholder of Savary incrementally greater than the Taxes or other consequences to such party in connection with the Amalgamation; (B) any such proposal would not impede or materially delay the completion of the transactions contemplated hereby; (C) SEMAFO has provided notice of such proposal to Savary not less than 15 Business Days prior to the date of the Savary Meeting; and (D) implementation of the proposal would not result in a transaction that is inconsistent with the fundamental terms of this Combination Agreement.

(c)

Each of SEMAFO and Savary agree that any such modifications and any transactions or steps taken in accordance with this Section 8.03 shall not be considered in determining whether any representation or warranty made by them under this Combination Agreement has been breached if such modifications, transactions and steps are the sole cause of such breach.

(d)

SEMAFO and Savary shall enter into an amending agreement reflecting the proposed amendments to the Amalgamation and this Combination Agreement and the Amalgamation Agreement shall be modified and accordingly Savary shall use its commercially reasonable efforts to communicate any such modifications to the Savary Shareholders and to ensure that any such modifications are, to the extent required under applicable Law, presented to the Savary Shareholders at the Savary Meeting.

(e)

SEMAFO agrees that it will be responsible for all costs and expenses (including Taxes, professional fees and expenses) associated with any amendments to the Amalgamation and this Combination Agreement required to be carried out at its request.    SEMAFO shall indemnify Savary, the Savary Subsidiaries and their respective officers, directors and employees (to the extent that such Persons are assessed with statutory liability thereto) for all direct and indirect costs or losses (other than loss of profits), liabilities, damages, claims, costs, expenses, interest awards, judgments and penalties, including any material adverse Tax consequences, out-of-pocket costs and expenses, including out-of-pocket legal fees and disbursements, suffered or incurred in connection with or as a result of any proposed amendments to the Amalgamation and this Combination Agreement pursuant to this Section 8.03 or the unwinding of any transactions entered into further to any such proposal required to be carried out at SEMAFO’s request, if after participating in any such proposal the Amalgamation is not completed and Savary is not then in breach of the terms and conditions of this Combination Agreement.

8.04	Amendment

This Combination Agreement and the Amalgamation Agreement may, at any time and from time to time before or after the holding of the Savary Meeting but prior to the Effective Time, be amended by mutual written agreement of Savary and SEMAFO, without further notice to or authorization on the part of the Savary Shareholders, and any such amendment may, subject to applicable Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

ARTICLE 9

GENERAL

9.01	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Combination Agreement by a Party shall be in writing and shall be delivered by hand to the Party to which the notice is to be given at the following address or sent by facsimile to the following numbers or to such other address or facsimile number as shall be specified by a Party by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day)

unless actually received after 4:00 p.m. (Montreal time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day. The address for service of each of the Parties hereto shall be as follows:

(a)	if to Savary:

Savary Gold Corp.

120 Adelaide Street West

Suite 2400

Toronto, Ontario M5H 1T1

Attention:    Don Dudek

Email:         ddudek@savarygold.com

with a copy (which shall not itself constitute notice) to:

Dentons Canada LLP

77 King Street West

Suite 400, Toronto-Dominion Centre

Toronto, ON M5K 0A1

Attention:    Alex Farcas, Partner

Email:         alex.farcas@dentons.com

(b)	if to SEMAFO:

SEMAFO Inc.

100, Boulevard Alexis-Nihon

7th Floor

Saint-Laurent, QC, H4M 2P3

Attention:    Eric Paul-Hus

Email:         Eric.PaulHus@semafo.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright Canada LLP

1 Place Ville Marie, Suite 2500

Montréal, QC, H3B 1R1, Canada

Attention:    Steve Malas

Email:         steve.malas@nortonrosefulbright.com

9.02	Remedies

Subject to Section 7.03, the Parties acknowledge and agree that an award of money damages may be inadequate for any breach of this Combination Agreement by any Party or its Representatives and advisors and that such breach may cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any such breach or threatened breach of this Combination Agreement by one of the Parties, each Party will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof including, without limitation, Section 7.03 hereof, such remedies will not be the exclusive remedies for any breach of this Combination Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the Parties.

9.03	Expenses

Except as otherwise provided in this Amalgamation, the Parties agree that all out-of-pocket expenses incurred in connection with this Combination Agreement and the transactions contemplated hereby, the Savary Meeting, the preparation and mailing of the Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the Party incurring such expense and that nothing in this Combination Agreement shall be construed so as to prevent the payment of such expenses. The provisions of this Section 9.03 shall survive the termination of this Combination Agreement.

9.04	Time of the Essence

Time shall be of the essence in this Combination Agreement.

9.05	Entire Agreement

This Combination Agreement and the Confidentiality Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement and understanding between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

9.06	Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Amalgamation Agreement.

9.07	Governing Law; Waiver of Jury Trial

This Combination Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Ontario. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Ontario in the City of Toronto in respect of all matters arising under and in relation to this Combination Agreement and waives any defences to the maintenance of an action in the Courts of the Province of Ontario.

9.08	Execution in Counterparts

This Combination Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same. Delivery of an executed counterpart of the signature page to this Combination Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Combination Agreement, and any Party delivering an executed counterpart of the signature page to this Combination Agreement by facsimile or other electronic means to any other Party shall thereafter also promptly deliver a manually executed original counterpart of this Combination Agreement to such other Party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Combination Agreement.

9.09	Waiver

No waiver or release by any Party shall be effective unless in writing and executed by the Party granting such waiver or release and any waiver or release shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence. Waivers may only be granted upon compliance with the provisions governing amendments set forth in Section 8.03 hereof.

9.10	No Personal Liability

(a)

No director or officer of Savary shall have any personal liability whatsoever to SEMAFO under this Combination Agreement or any other document delivered in connection with this Combination Agreement or the Amalgamation by or on behalf of Savary.

(b)

No director or officer of SEMAFO shall have any personal liability whatsoever to Savary under this Combination Agreement or any other document delivered in connection with this Combination Agreement or the Amalgamation by or on behalf of SEMAFO.

9.11	Enurement and Assignment

SEMAFO may assign all or part of its rights under this Combination Agreement to, and its obligations under this Combination Agreement may be assumed by, any of its affiliates, without the prior consent of Savary, provided that SEMAFO shall continue to be liable jointly and severally with such affiliate for all of its obligations hereunder. This Combination Agreement may not be assigned by Savary without the prior written consent of SEMAFO.

This Combination Agreement shall enure to the benefit of the Parties and their respective successors and permitted assigns and shall be binding upon the Parties and their respective successors.

9.12	Language

The Parties expressly acknowledge that they have requested that this Combination Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

(Signatures on next page)

IN WITNESS WHEREOF this Combination Agreement has been signed by the parties hereto as of the date set out above.

SEMAFO INC.

Per:	Signed “Benoit Desormeaux”
Name: Benoit Desormeaux
Title: President and Chief Executive Officer

SAVARY GOLD CORP.

Per:	Signed “Don Dudek”
Name: Don Dudek
Title: President and Chief Executive Officer

SCHEDULE A

FORM OF AMALGAMATION AGREEMENT

See attached.

AMALGAMATION AGREEMENT

AMALGAMATION AGREEMENT made as of the ___ day of •, 2019

AMONG:	SEMAFO INC. a corporation incorporated under the laws of the Province of Quebec having its registered office in the City of Saint-Laurent, Province of Quebec (hereinafter referred to as SEMAFO)

AND:	[SUBCO], a corporation incorporated under the laws of the Province of Ontario having its registered office in the City of [Toronto, Province of Ontario] (hereinafter referred to as Subco)

AND:	SAVARY GOLD CORP., a corporation continued under the laws of the Province of Ontario having its registered office in the City of Toronto, Province of Ontario (hereinafter referred to as Savary)

WHEREAS SEMAFO results from the amalgamation on January 31, 1994 of SEG Exploration Inc. and Orimar Resources Inc. under the Companies Act (Québec) and was continued under the Business Corporations Act (Québec) upon the effective date of this act on February 14, 2011;

WHEREAS Subco was incorporated on ●, 2019 pursuant to the Business Corporations Act (Ontario);

WHEREAS Subco is a wholly-owned subsidiary of SEMAFO;

WHEREAS Savary was incorporated under the Business Corporations Act (Alberta) on February 15, 2008 and continued under the Business Corporations Act (Ontario) on October 13, 2013;

WHEREAS the authorized share capital of SEMAFO consists of (i) an unlimited number of common shares and (ii) an unlimited number of Class “A” and Class “B” preferred shares, all without nominal or par value, of which [325,617,252] common shares and no Class “A” or Class “B” preferred share are issued and outstanding as fully paid and non-assessable;

WHEREAS the authorized share capital of Subco consists of an unlimited number of common shares, without par value, of which [100] common shares are issued and outstanding as fully paid and non-assessable;

WHEREAS immediately prior to the Effective Time (as hereinafter defined), SEMAFO intends to transfer all of the Savary Shares (as hereinafter defined) then held by it to Subco, in consideration for the issuance by Subco of one (1) fully-paid and non-assessable common share of Subco for each Savary Share so transferred;

WHEREAS the authorized share capital of Savary consists of an unlimited number of common shares, without par value and an unlimited number of preferred shares without par value, of which [255,627,617] common shares and no preferred shares are issued and outstanding as fully paid and non-assessable;

WHEREAS Savary and SEMAFO have entered into a combination agreement dated as of March 11, 2019 with respect to, among other things, the transactions contemplated herein (the Combination Agreement);

WHEREAS, as contemplated in the Combination Agreement and subject to the conditions contained therein, Subco and Savary, availing themselves of section 174 of the Business Corporations Act

(Ontario), wish to amalgamate on the terms and conditions set forth herein and in the Combination Agreement;

WHEREAS there are reasonable grounds to believe that (i) Amalco (as defined below) will be able to pay its liabilities as they become due, (ii) the realizable value of Amalco’s assets will not be less than the aggregate of its liabilities and stated capital of all classes; and (iii) no creditor will be prejudiced by the Amalgamation;

NOW THEREFORE this Agreement witnesses that, in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.01	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

1.1.1	Amalco means the corporation resulting from the Amalgamation;

1.1.2

Amalco Common Shares (individually, an Amalco Common Share) means common shares in the share capital of Amalco, having the rights, privileges, conditions and restrictions described in Exhibit I hereto;

1.1.3	Amalgamating Corporations (individually, an Amalgamating Corporation) means Subco and Savary;

1.1.4	Amalgamation means the amalgamation among Subco and Savary under section 174 of the OBCA giving effect to the transactions described in this Agreement;

1.1.1	Amalgamation Consideration means 0.0336 of a fully-paid and non-assessable SEMAFO Share for each Savary Share;

1.1.2	Amalgamation Resolution means the special resolution of Savary Shareholders approving the Amalgamation;

1.1.3	Articles of Amalgamation means the articles confirming the Amalgamation required under the OBCA to be filed with the OBCA Director;

1.1.4

Business Day means any day on which commercial banks are generally open for business in Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under applicable laws;

1.1.5	Certificate of Amalgamation means the certificate issued by the OBCA Director attesting the Amalgamation pursuant to section 178(4) of the OBCA;

1.1.6	Condition Satisfaction has the meaning ascribed thereto in Section 2.10;

1.1.7

Circular means the notice of the Savary Meeting and accompanying management information circular in the English language dated •, 2019, including all schedules thereto, prepared and sent by Savary to Savary Shareholders in connection with the Savary Meeting, as amended, supplemented or otherwise modified from time to time;

1.1.8	Combination Agreement has the meaning ascribed thereto in the preamble of this Agreement;

1.1.9	Dissent Rights means the rights of dissent in respect of the Amalgamation in accordance with section 185 of the OBCA;

1.1.1

Dissenting Shareholder means a registered Savary Shareholder who, in connection with the Amalgamation Resolution, has validly exercised Dissent Rights in strict compliance with the provisions of the OBCA and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Savary Shares in respect of which Dissent Rights are validly exercised by such holder;

1.1.2	Effective Date means the date shown on the Certificate of Amalgamation;

1.1.3	Effective Time means 12:01 a.m. (Eastern time) on the Effective Date;

1.1.4	Issued and Paid-up Share Capital means the issued and paid-up share capital as determined under the OBCA;

1.1.5	OBCA means the Business Corporations Act (Ontario) as now in effect and as it may be amended from time to time prior to the Effective Time;

1.1.6	OBCA Director means the director appointed under section 278 of the OBCA;

1.1.7	Savary Meeting means the special meeting of Savary Shareholders (including any adjournment or postponement thereof) convened on •, 2019 during which the Amalgamation was considered and approved;

1.1.8	Savary Options means all options to purchase Savary Shares outstanding immediately prior to the Effective Time and issued pursuant to the Savary Stock Option Plan;

1.1.9

Savary Stock Option Plan means the stock option plan of Savary, as amended, amended and restated or supplemented from time to time, and as approved by the Savary Shareholders and described in the most recent Management Information Circular of Savary filed on SEDAR;

1.1.10	Savary Shareholders (individually, a Savary Shareholder) means the registered or beneficial holders of the issued and outstanding Savary Shares;

1.1.11	Savary Shares (individually, a Savary Share) means the common shares in the share capital of Savary;

1.1.12

Savary Warrants means an aggregate number of 16,900,000 warrants to purchase Savary Shares, which are currently outstanding (excluding those held by SEMAFO), with an exercise price of $0.05 per share and expiring on December 31, 2021;

1.1.13	SEMAFO Shares (individually, a SEMAFO Share) means common shares in the share capital of SEMAFO;

1.1.14	Tax PUC means the paid-up capital calculated in accordance with the Income Tax Act (Canada);

1.1.15	TSX means the Toronto Stock Exchange; and

1.1.16	TSXV means the TSX Venture Exchange.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections, Schedules, Exhibits and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section”, “Schedule” or “Exhibit” followed by a number and/or a letter refer to the specified Article, Section, Schedule or Exhibit of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Exhibits hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Currency

All sums of money referred to in this Agreement are expressed in Canadian dollars.

1.4	Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5	Date For Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

ARTICLE 2

AMALGAMATION

2.1	Amalgamation

Subco and Savary hereby agree to amalgamate and to continue as one corporation effective from the Effective Time pursuant to section 174 of the OBCA, on the terms and conditions set forth herein and in the Combination Agreement.

2.2	Effect of Amalgamation

At the Effective Time on the Effective Date:

2.2.1	the Amalgamating Corporations are amalgamated and continue as one corporation under the terms and conditions prescribed in this Agreement;

2.2.2	the Amalgamating Corporations cease to exist as entities separate from Amalco;

2.2.3

Amalco shall possess all the property, rights, privileges and franchises and shall be subject to all liabilities, including civil, criminal and quasi-criminal and all contracts, disabilities and debts of each of the Amalgamating Corporations;

2.2.4	a conviction against, or ruling, order or judgment in favour of or against any of the Amalgamating Corporations may be enforced by or against Amalco;

2.2.5

Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against any of the Amalgamating Corporations before the amalgamation has become effective; and

2.2.6

except for the purposes specified in the OBCA, Amalco’s articles of amalgamation shall be deemed to be its articles of incorporation and Amalco’s certificate of amalgamation shall be deemed to be its certificate of incorporation.

2.3	Name

The name of Amalco shall be “●.”.

2.4	Registered Office

The registered office of Amalco shall be ●.

2.5	No Restrictions on Business

There shall be no restrictions on the business which Amalco is authorized to carry on or on the powers that Amalco may exercise.

2.6	Authorized Capital

2.6.1	The authorized share capital of Amalco shall consist of an unlimited number of Amalco Common Shares, without nominal or par value;

2.6.2	Subject to the requirements of the OBCA, the rights, privileges, conditions and restrictions attached to the Amalco Common Shares are described in Exhibit I attached hereto.

2.7	Restrictions on Transfer

The right to transfer Amalco Common Shares shall be restricted as set out in Section 2.8 – Other Provisions of this Agreement.

2.8	Other Provisions

The transfer of securities of Amalco shall be restricted in that no securityholder shall be entitled to transfer any such security or securities without either:

(a)

the approval of the directors of Amalco expressed by a resolution passed by a majority of the directors at a meeting of the board of directors or by an instrument or instruments in writing signed by all of the directors; or

(b)

the approval of the holders of at least a majority of the shares of Amalco entitling the holders thereof to vote in all circumstances (other than holders of shares who are entitled to vote separately as a class) for the time being outstanding expressed by a resolution passed at a meeting of the holders of such shares or by an instrument or instruments in writing signed by all of the holders of such shares.

2.9	By-Laws

The by-laws of Amalco, until repealed, amended or altered, shall be the by-laws of Subco in effect prior to the Effective Time on the Effective Date, a copy of which may be examined at ●.

2.10	Completion of the Amalgamation/Filing of Documents

Subject to the other provisions of this Agreement, and the conditions precedent set forth in Article 6 of the Combination Agreement having been met or, where not prohibited, the party thereto in whose favour the condition is having waived the same (excluding conditions that, by their terms, cannot be satisfied until the Effective Date) (the Condition Satisfaction), Subco shall, as soon as practicable but no later than five (5) Business Days after the Condition Satisfaction, file with the OBCA Director the Articles of Amalgamation and such other documents as may be required in order for the Amalgamation to become effective in accordance with the OBCA.

ARTICLE 3

BOARD OF DIRECTORS AND OFFICERS

3.1	Number of Directors

The board of directors of Amalco shall, until otherwise changed in accordance with the OBCA or the articles of Amalco, consist of a minimum number of one and a maximum number of ten directors and the board of directors shall have the power to determine the number of directors.

3.2	First Directors

The initial directors of Amalco will be as follows:

Name	Address	Resident Canadian
●	●	●
●	●	●

Such directors shall hold office until the first meeting of shareholders of Amalco or until their successors are elected or appointed.

3.3	Officers

Until changed by the directors of Amalco, the officers of Amalco shall be as follows:

Name	Office
●	●
●	●

ARTICLE 4

AMALGAMATING EVENTS

4.1	Conversion, Cancellation and Exchange of Shares

On the Effective Time:

4.1.1

with respect to the Savary Shares outstanding immediately prior to the Effective Time that are held by each Savary Shareholder (other than Savary Shares held by Dissenting Shareholders, if any), the Savary Shares held by such Savary Shareholder shall be cancelled and such Savary Shareholder (other than Subco) shall receive, in exchange for each Savary Share held, the Amalgamation Consideration;

4.1.2	each Savary Share outstanding immediately prior to the Effective Time and then held by Subco shall be cancelled without any repayment of capital in respect thereof;

4.1.3

all of the common shares of Subco outstanding immediately prior to the Effective Time shall be converted into fully paid and non-assessable Amalco Common Shares, on the basis of one issued, fully paid and non-assessable Amalco Common Share for each issued and outstanding common share of Subco;

4.1.4	with respect to each Savary Share exchanged in accordance with Section 4.1.1:

(i) the holder thereof shall cease to be the holder of such Savary Share and the name of such holder shall be removed from the applicable register(s) of Savary;

(ii) the certificate (if any) representing such Savary Share shall be deemed to have been cancelled as of the Effective Date; and

(iii) the holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such securities in accordance with Section 4.1.1;

4.1.5

as consideration for SEMAFO issuing the Amalgamation Consideration to effect the Amalgamation, Amalco will issue to SEMAFO one fully-paid and non-assessable Amalco Common Share for each SEMAFO Share so issued;

4.1.6

in accordance with the terms of the Savary Stock Option Plan and Savary Options, but subject to TSXV, TSX an other required regulatory authority approval, upon the exercise of any Savary Stock Options after the Effective Time, the holder of any such Savary Stock Option will be entitled to receive, in lieu of the number of Savary Shares to which such holder was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, that number of SEMAFO Shares that such holder would have been entitled to receive as a result of the Amalgamation, as if such holder had been the registered holder of the number of Savary Shares to which such holder was entitled upon exercise thereof immediately prior to the Effective Time and otherwise on the same terms and conditions as the Savary Stock Option Plan and Savary Options. It is intended that subsection 7(1.4) of the Income Tax Act (Canada) apply for these purposes; and

4.1.7

in accordance with the terms of the Savary Warrants, but subject to TSXV, TSX and any other required regulatory authority approval, upon the exercise of any Savary Warrants after the Effective Time, the holder of any such Savary Warrants will be entitled to receive, in lieu of the number of Savary Shares to which such holder was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, that number of SEMAFO Shares that such holder would have been entitled to receive as a result of the Amalgamation, as if such holder had been the registered holder of the number of Savary Shares to which such holder was entitled upon exercise thereof immediately prior to the Effective Time and otherwise on the same terms and conditions as the Savary Warrants.

4.2	Fractional SEMAFO Shares

Fractional SEMAFO Shares will not be issued under the Amalgamation, and no cash payment or other form of consideration will be payable in lieu thereof. Where the aggregate number of SEMAFO Shares to be issued to any Savary Shareholder under the Amalgamation would result in a fraction of a SEMAFO Share being issuable, the number of SEMAFO Shares to be issued to such Savary Shareholder will be rounded down to the next whole number.

4.3	Issued and Paid-up Share Capital

The aggregate amount of the Issued and Paid-up Share Capital maintained in respect of the Amalco Common Shares immediately after giving effect to all of the transactions described herein, including the issuance by Amalco of Amalco Common Shares pursuant to Section 4.1.5 hereof, shall be equal to the aggregate Tax PUC, determined immediately before the Effective Time, of the common shares of Subco.

4.4	Dissenting Shareholders

Notwithstanding Section 4.1, Savary Shares which are held by a Dissenting Shareholder shall not be cancelled and exchanged for SEMAFO Shares, as applicable, on the Effective Date. Dissenting Shareholders will be entitled to be paid fair value for their Savary Shares as determined in accordance with the OBCA and their Savary Shares will be cancelled immediately prior to the Effective Date. For greater certainty, if a Savary Shareholder fails to properly exercise its right to make a claim under section 185 of the OBCA or waives its right to make such a claim, or if such Savary Shareholder’s rights as a Savary Shareholder are otherwise reinstated, the Savary Shares held by that Savary Shareholder shall thereupon be deemed cancelled and exchanged for such number of SEMAFO Shares, as is referred to in Section 4.1.1 on the Effective Date.

ARTICLE 5

TERMINATION

5.1	Termination

This Agreement may be terminated by the board of directors of either Amalgamating Corporation notwithstanding the approval of this Agreement by the shareholders of both or either of the Amalgamating Corporations, at any time before the endorsement of a Certificate of Amalgamation under the OBCA and following the termination of the Combination Agreement.

ARTICLE 6

GENERAL

6.1	Cooperation / Further Assurances

Each of the parties hereto agrees to cooperate in good faith and to take all reasonable steps and actions after the date hereof, as are not adverse to the party requested to take any such step or action, to complete the Amalgamation and the other transactions contemplated hereby. Each party hereto shall, from time to time, and at all times hereafter, at the request of another party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform, carry out or better evidence the terms and intent hereof.

6.2	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

6.3	Forum; Jurisdiction

The parties hereby submit to the non-exclusive jurisdiction of the competent court in the judicial district of Toronto, Province of Ontario for any dispute, disagreement, controversy or claim arising out of or in connection with the transactions contemplated by this Agreement.

6.4	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to constitute one and the same instrument.

6.5	Time

Time shall be of the essence of this Agreement.

6.6	Amendments

This Agreement may not be modified, amended, altered or supplemented except in the manner contemplated herein and upon the execution and delivery of a written agreement executed by all parties.

6.7	Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

(Signatures on next page)

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

SAVARY GOLD CORP.

Per:
Name:
Title:

SEMAFO INC.

Per:
Name :
Title :

[SUBCO]

Per:
Name :
Title :

[Amalgamation Agreement]

EXHIBIT I

Amalco Common Shares

(a) Voting rights. Each Amalco Common Share shall entitle the holder thereof to one vote at all meetings of the shareholders of Amalco (except meetings at which only the holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the OBCA).

(b) Dividends. The holders of the Amalco Common Shares shall be entitled to receive dividends as and when declared by the directors in their discretion from time to time out of moneys of Amalco properly applicable to the payment of dividends.

(c) Remaining property. In the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or other distribution of assets of Amalco among shareholders for the purpose of winding-up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking prior to the Amalco Common Shares, the holders of the Amalco Common Shares shall be entitled to share the remaining property of Amalco.

SCHEDULE B

LIST OF SAVARY PROPERTIES

Karankassa Project Concessions

Serakoro 1:

2010-10184/MCE/SG/DGCM (original arete)

•	Renewed in 2014 as N2014-00005/MMS/DG/DGMG
•	Renewed in 2017 as N17/051/MMS/SG/DGMG

Hounde South:

FAKOTO: 16/028/MEMC/SG/DGCM

KELESSO: 16/029/MEMC/SG/DGCM

BIO 2018-101/MMC/SG/DGCM

NIAWE 2018/100/MMC/56/DGCM

SCHEDULE C

SAVARY AMALGAMATION RESOLUTION

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.

The amalgamation (the Amalgamation) pursuant to the provisions of the Business Corporations Act (Ontario) (the OBCA), of Savary Gold Corp. (Savary) and • Ontario Inc. (Subco), a wholly-owned subsidiary of SEMAFO Inc. (SEMAFO), in accordance with the terms and subject to the conditions of the combination agreement among Savary and SEMAFO Inc. (SEMAFO) dated March 11, 2019 (the Combination Agreement), and upon the terms and conditions set forth in the amalgamation agreement (the Amalgamation Agreement) among Savary, SEMAFO and Subco, a form of which is attached as Schedule A to the Combination Agreement, all as more particularly described and to be set forth in the management information circular of Savary (the Circular) accompanied by the notice of the meeting (as the Amalgamation may be modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.

Savary is hereby authorized to enter into an Amalgamation Agreement substantially upon the terms set forth in the form thereof attached as Schedule A to the Combination Agreement pursuant to Section 174 of the OBCA and the Amalgamation Agreement is hereby confirmed and approved.

3.

The (i) Combination Agreement, Amalgamation Agreement and related transactions, (ii) actions of the directors of Savary in approving the Combination Agreement and the Amalgamation Agreement, (iii) actions of the directors and officers of Savary in executing and delivering the Combination Agreement, the Amalgamation Agreement and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.

Notwithstanding that this resolution has been passed (and the Amalgamation authorized, approved and adopted) by the shareholders of Savary, the board of directors of Savary is hereby authorized and empowered, at its discretion, without further notice to or approval of the shareholders of Savary: (a) to amend or modify the Combination Agreement, the Amalgamation Agreement, and the Articles of Amalgamation (as defined in the Amalgamation Agreement) to the extent permitted thereby; and (b) subject to the terms and conditions of, and to the extent permitted by, the Combination Agreement, to revoke this resolution at any time prior to the issuance of a certificate of amalgamation giving effect to the Amalgamation and determine not to proceed with the Amalgamation.

5.

Any officer or director of Savary is hereby authorized and directed for and on behalf of Savary to execute, under the corporate seal of Savary or otherwise, and to deliver or cause to be delivered, for filing with the Ministry of Government Services and/or Director under the OBCA, the Articles of Amalgamation and such other documents as are necessary or desirable to give effect to the Amalgamation in accordance with the Combination Agreement and the Amalgamation Agreement, such determination to be conclusively evidenced by the execution and delivery of such Articles of Amalgamation and any such other documents.

6.

Any officer or director of Savary is hereby authorized and directed for and on behalf of Savary to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions, the Combination Agreement and the completion of the Amalgamation in accordance with the terms of the Amalgamation Agreement, including: (i) all actions required to be taken by or on behalf of Savary, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and (ii) the signing of the certificates, consents and other documents or declarations required under the Combination

Agreement or otherwise to be entered into by Savary, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.